UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ZIONS BANCORPORATION

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April 15, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation. The meeting will be held on Friday, May 28, 2010, at 1:00 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.

We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about April 16, 2010, you will receive a Notice of Internet Availability of Proxy Materials which will provide instructions on how to access to our proxy statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.

It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy over the Internet or by telephone by following the instructions found on your Notice of Internet Availability of Proxy Materials. As an alternative, you may follow the procedures outlined in your Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. The prompt submission of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.

Shareholders, media representatives, analysts and the public are welcome to listen to the Annual Meeting via a live Webcast accessible at www.zionsbancorporation.com.

Sincerely,

Harris H. Simmons

Chairman, President & Chief Executive Officer

ZIONS BANCORPORATION

One South Main Street, 15th Floor

Salt Lake City, Utah 84133-1109

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on May 28, 2010.

The Proxy Statement and Annual Report are available at www.zionsbancorporation.com/annualreport

Date:	May 28, 2010
Time:	1:00 p.m., local time
Place:	Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

Webcast of the Annual Meeting: You may listen to a live webcast of the Annual Meeting on our Web site at www.zionsbancorporation.com.

Purpose of the Annual Meeting:

1.	To elect three (3) directors for one-year terms (Proposal 1).

2.	To approve an amendment to our Restated Articles of Incorporation to increase the number of our authorized preferred shares from 3,000,000 preferred shares to 4,400,000 preferred shares and, correspondingly, to increase the aggregate number of shares of our authorized capital stock from 353,000,000 shares to 354,400,000 shares (Proposal 2).

3.	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2010 (Proposal 3).

4.	To approve, on a nonbinding advisory basis, the compensation paid to our executive officers with respect to the fiscal year ended December 31, 2009 (Proposal 4).

5.	To vote on a shareholder proposal that we adopt an amendment to our employment policy to prohibit discrimination on the basis of sexual orientation and gender identity (Proposal 5).

6.	To vote on a shareholder proposal that we adopt a policy to separate the positions of Chair of our Board of Directors and Chief Executive Officer, and to require that the Chair be an independent director (Proposal 6).

7.	To vote on a shareholder proposal that the annual compensation paid to our named executive officers be approved, on a nonbinding advisory basis, at each annual meeting of the Company’s shareholders (Proposal 7).

Record Date: Only shareholders of record on March 24, 2010, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors

Thomas E. Laursen

Corporate Secretary

Salt Lake City, Utah

April 15, 2010

ZIONS BANCORPORATION

One South Main Street, 15th Floor

Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION

Your proxy is solicited by the Board of Directors of Zions Bancorporation (referred to as “Zions,” “we,” “our,” “us,” or the “Company”) for use at the Annual Meeting of our shareholders to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Friday, May 28, 2010, at 1:00 p.m. local time.

Pursuant to the rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 16, 2010, we will send a Notice of Internet Availability of Proxy Materials, rather than a printed copy of the proxy materials, to our shareholders of record as of March 24, 2010, the record date for the Annual Meeting (the “Record Date”).

Your proxy will be voted as you direct. If no contrary direction is given, your proxy will be voted:

➢	FOR the election of the three directors listed below to one-year terms of office (Proposal 1);

➢

FOR approval of an amendment to our Restated Articles of Incorporation to increase the number of its authorized preferred shares from 3,000,000 shares to 4,400,000 shares and, correspondingly, to increase the number of our authorized capital shares from 353,000,000 shares to 354,400,000 shares (Proposal 2);

➢	FOR ratification of our independent registered public accounting firm for fiscal 2010 (Proposal 3);

➢	FOR approval, on a nonbinding advisory basis, of the compensation paid to our executive officers named in this Proxy Statement with respect to the fiscal year ended December 31, 2009 (Proposal 4);

➢	AGAINST a shareholder proposal regarding a policy prohibiting employment discrimination based on sexual orientation or gender identity (Proposal 5);

➢

AGAINST a shareholder proposal regarding the separation of the Chair of our Board of Directors and our Chief Executive Officer and a requirement that our Board Chair be an independent director (Proposal 6); and

➢	AGAINST a shareholder proposal regarding an annual advisory (nonbinding) vote on the compensation of our named executive officers (Proposal 7).

You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.

The only shares that may be voted at the Annual Meeting are the 158,136,657 common shares outstanding at the close of business on the Record Date. Each share is entitled to one vote.

On all matters other than the election of directors, the action will be approved if the number of shares validly voted in favor of the action exceeds the number of shares validly voted against the action. Each nominee for director will be elected if he or she receives a plurality of the votes cast; however, if any nominee does not receive the affirmative vote of a majority of the votes validly cast, he or she will be elected to a 90-day term of office. In order for any of the matters to be acted on at the meeting, a quorum of our shares must be present or represented by proxy at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the Record Date, or 79,068,329 shares. In order for a shareholder proposal to be acted on at the meeting, the proposal will need to be presented at the Annual Meeting by a shareholder proponent.

If you validly submit a proxy solicited by the Board of Directors, or the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If you do not specify the manner in which the shares are to be voted on a proposal, the shares will be counted “FOR” the proposal in the case of Proposals 1 through 4, and “AGAINST” in the case of Proposals 5 through 7.

If you submit your proxy but indicate that you want to “ABSTAIN” with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal.

Please note that this year the New York Stock Exchange, or NYSE, rules regarding how brokers may vote your shares have changed. Because the changes apply to all brokers registered with the NYSE, this change will affect all public companies whether the companies are listed on the NYSE or on another exchange. Under the new rules, brokers that have not received voting instructions from their customers ten days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the non-binding shareholder resolution to approve executive compensation (Proposal 3) and the ratification of the appointment of independent auditors (Proposal 4) because these are considered “discretionary” under NYSE rules. If your broker is an affiliate of the Company, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may only be voted in the same proportion as all other shares are voted with respect to each proposal.

Under NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Company’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on any of those proposals. This means that brokers may no longer vote your shares in the election of directors unless you provide specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares. NYSE rules were amended this year so that the election of directors is now a non-discretionary matter. Shareholder proposals continue to be non-discretionary matters under the NYSE rules.

We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers and employees may solicit proxies in person or by mail or telephone, but they will receive no extra compensation for doing so.

OUR BOARD OF DIRECTORS

Our Board consists of ten members. The term of office for three of our directors expires in 2010, and the remaining seven members of our Board serve under terms that will expire in either 2011 or 2012. Prior to 2010, our directors were elected into different director classes that served overlapping three-year terms. The three director positions that were filled by election in 2007 are, therefore, subject to election at this Annual Meeting. At our 2009 annual meeting, our shareholders approved an amendment to our Restated Articles of Incorporation that eliminated the classified three-year term structure for our Board in favor of one-year terms. We are now phasing in the declassified board term system. Accordingly, the positions of the three directors whose terms expire this year are subject to election at the Annual Meeting for one-year terms under the new one-year term system. The proposal for the election of the three directors to fill the position of those directors whose terms expire in 2010 begins on page 45 of this Proxy Statement.

The names, ages and biographical information for our Board of Directors are set forth below. In order to assist our shareholders in their evaluation of the persons nominated for director under of Proposal 1 (see page 45, below), we have separated the information for the director nominees from the other directors not subject to election at the Annual Meeting.

Director Nominees

Nominees	Principal Occupation, Directorships of Publicly-Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
Roger B. Porter Age 63 Director since 1993 Present term expires 2010

Dr. Porter serves as the IBM Professor of Business and Government at Harvard University, Cambridge, Massachusetts, and as a director of Extra Space Storage, Inc., Packaging Corporation of America, Pactiv Corporation and Tenneco Inc.

Dr. Porter benefits the Board with his broad knowledge of business-government relations and economics. He has served for more than a decade in senior economic policy positions in the White House, most recently as Assistant to the President for Economic and Domestic Policy from 1989 to 1993. He also served as Director of the White House Office of Policy Development in the Reagan Administration and as Executive Secretary of the President’s Economic Policy Board during the Ford Administration. He is the author of several books on economic policy. Dr. Porter has also gained extensive financial and risk management expertise through his service on the audit committees of the Company and other companies.

L. E. Simmons Age 63 Director since 1978 Present term expires 2010

Mr. Simmons is the founder and President of SCF Partners, a private equity firm managing a portfolio of energy service companies. Based in Houston, Texas, the firm also has offices in Calgary, Alberta and Aberdeen, Scotland. Mr. Simmons is also a director of Continental Airlines, Inc.

Mr. Simmons brings extensive finance, investment, and mergers and acquisition experience to the Board. Over the past 19 years, SCF has been involved in nearly 200 acquisitions. Prior to founding SCF, Mr. Simmons co-founded Simmons & Company International, the world’s leading investment banking firm to oilfield service companies. He also helped to create the corporate finance department at The First National Bank of Chicago. Mr. Simmons also benefits the Board through his broad knowledge of the Texas market. Mr. Simmons is the brother of Harris Simmons, our Chairman and CEO.

Nominees	Principal Occupation, Directorships of Publicly-Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
Steven C. Wheelwright Age 66 Director since 2004 Present term expires 2010

Dr. Wheelwright is president of Brigham Young University-Hawaii in Laie, Hawaii and the Edsel Bryant Ford Professor of Management Emeritus at Harvard Business School (HBS). He served as assistant to the president of Brigham Young University-Idaho from 2006–2007, and as the Baker Foundation Professor and Senior Associate Dean, Director of Publication Activities at HBS from 2003–2006.

Dr. Wheelwright’s breadth of knowledge of business strategy, particularly in the areas of technology and operations, is a great asset to the Board. From 1995–1999, he served as Senior Associate Dean, where he was responsible for the M.B.A. program at HBS. He has taught in a number of HBS Executive Education Programs. Prior to his service at HBS, he served at Stanford University’s Graduate School of Business, where he directed the strategic management program and was instrumental in initiating the manufacturing strategy program. In addition to his Harvard and Stanford positions, Professor Wheelwright served on the faculty of INSEAD (European Institute of Management) in Fontainebleau, France. He has consulted in the areas of business/operations strategy and improving product development capabilities, and is the author or co-author of more than a dozen books.

Directors with Unexpired Terms of Office

Directors	Principal Occupation, Directorships of Publicly-Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
Jerry C. Atkin Age 61 Director since 1993 Present term expires 2011

Mr. Atkin is Chairman, President and Chief Executive Officer of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills as the head of a publicly traded company and accounting background to our Board. At SkyWest, he led the company’s growth from annual revenue of less than $1 million to more than $1 billion. Prior to becoming CEO of SkyWest, Mr. Atkins was its chief financial officer.

Stephen D. Quinn Age 54 Director since 2002 Present term expires 2011

Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. in New York, New York. He is a director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending more than two decades structuring mergers and acquisitions, debt and equity financings and other transactions for some of America’s best-known corporations. Mr. Quinn chairs our Audit Committee. At Group 1 Automotive, he currently chairs the finance and risk management committee and is a member of the audit and nominating and governance committees. He has also served as Group 1 Automotive’s lead director. At American Express Bank Ltd., Mr. Quinn chaired the Risk Committee and served as a member of its audit committee.

Directors	Principal Occupation, Directorships of Publicly-Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
Shelley Thomas Williams Age 58 Director since 1998 Present term expires 2011

Ms. Williams is a public affairs/communications consultant based in Sun Valley, Idaho and a director of The Regence Group.

Ms. Williams’ wide-ranging experience in media and public relations has been a tremendous resource to the Board. She was senior director of communications for the Huntsman Cancer Institute at the University of Utah, a senior vice president for the Olympic Winter Games of 2002, and vice president for public affairs of Smith’s Food & Drug Centers, Inc., now part of Kroger Corporation. Before that, she was a reporter and anchor at KSL-TV in Salt Lake City, receiving an Emmy, the National Press Club Consumer Journalism Award, and the G. Allen Award from the National Chapter of Women in Broadcasting. She was a Trustee of the University of Utah from 1991–2001 and is a member of the International Women’s Forum.

R. D. Cash Age 67 Director since 1989 Present term expires 2012

Mr. Cash is a former chairman, president and chief executive officer of Questar Corporation, headquartered in Salt Lake City, Utah, and a director of Questar Corporation, Questar Market Resources, Associated Electric and Gas Insurance Services Limited and National Fuel Gas Company.

Mr. Cash’s experience in running a large, publicly traded company and energy expertise is a great asset to the Board. He has served as director of our subsidiary Zions First National Bank and the Federal Reserve Bank of San Francisco (Salt Lake City Branch). Mr. Cash benefits the Board through his broad knowledge of the Utah and Texas markets. He is also a former director of TODCO, and Energen Corp., a public company listed on the New York Stock Exchange, and is the chairman of the Texas Tech University Foundation and director of the Ranching Heritage Association.

Patricia Frobes Age 63 Director since 2003 Present term expires 2012

Ms. Frobes formerly served as Group Senior Vice President for Legal Affairs and Risk Management and General Counsel at The Irvine Company in Newport Beach, California.

Ms. Frobes brings an in-depth real estate and legal background, as well as broad knowledge of the California market, to the Board. Prior to joining The Irvine Company, she was a partner and vice chair at O’Melveny & Myers LLC, where she specialized in real estate development and financing matters. She is a member of the American College of Real Estate Lawyers; a past chair of the California State Bar, Real Property Section executive committee; and past co-chair of the California State Bar, joint committee on Reform of Anti-Deficiency Laws.

J. David Heaney Age 61 Director since 2005 Present term expires 2012

Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors, and a director of our Texas subsidiary, Amegy Bank N.A.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market, to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005, and also benefits our Board through his knowledge of this important subsidiary. While on Amegy’s board, he was a member of Amegy’s executive and risk committee and Amegy’s compensation committee, and chairman of its audit committee. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc., a New York stock exchange listed company. Mr. Heaney was a partner in the law firm of Bracewell & Patterson (now Bracewell & Giuliani).

Directors	Principal Occupation, Directorships of Publicly-Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
Harris H. Simmons Age 55 Director since 1989 Present term expires 2012

Mr. Simmons is Chairman, President and Chief Executive Officer of Zions Bancorporation; Chairman of Zions First National Bank, and a director of Questar Corporation.

Mr. Simmons’ nearly 40 years of experience in banking and leadership of the Company has been invaluable to the Board. During his tenure as our president and then chairman and CEO, we have grown from $3 billion in assets to our present $51 billion in assets. He is past chairman of the American Bankers Association and a member of the Financial Services Roundtable.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Eight of our ten Board members are “independent” directors, as defined by the rules of the Securities and Exchange Commission, or the SEC, the listing standards of The NASDAQ Stock Market, or NASDAQ, and our Corporate Governance Guidelines. Our full Board held 11 meetings during 2009. In addition, the independent directors met regularly in confidential sessions without the non-independent directors. We refer to such meetings of the independent directors as “executive sessions.” The chair of the Executive Committee, Roger B. Porter, who is an independent director, served as the Presiding Director at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also attended last year’s annual shareholders’ meeting. The Board of Directors conducts a periodic self-assessment, and one of our directors attended a RiskMetrics Group accredited director education program in 2009, while two of our directors attended a banking conference sponsored by the Office of the Comptroller of the Currency in 2009. All of our directors are expected to attend the six regularly scheduled meetings of the Board, meetings of committees of which they serve as members, the organizational meeting held in conjunction with our annual shareholders’ meeting and our annual shareholders’ meeting.

Our Board has determined that a majority of its directors are independent. Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (1) is not, and has not been within the previous three years, an officer or employee of the Company or its subsidiaries; (2) is “independent” under the rules of Nasdaq; and (3) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Applying these guidelines, the Board has determined all of our directors to be independent except for Harris H. Simmons, who is the Chief Executive Officer (CEO) of the Company, and L. E. Simmons, who is Harris Simmons’ brother.

The Board typically invites members of management, including our Vice Chairman and Chief Financial Officer, Chief Investment Officer, Chief Human Resources Officer, General Counsel and our Directors of Internal Audit, Credit Administration, Risk Management, Compliance and Credit Examination to attend Board meetings and/or Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

Board Leadership Structure

Our Board considers its governance periodically and believes, at this time, that combining the roles of Chairman and Chief Executive Officer is the most appropriate leadership structure for the Company. In reaching this view, the Board took into consideration several factors. Our Chief Executive Officer, Harris Simmons, has more than 38 years of experience with the Company, including two decades of service as our chief executive officer. His knowledge, experience, and personality allow him to serve ably as both Chairman and CEO. Combining the roles of Chairman and CEO facilitates a single, focused structure to implement the Company’s strategic initiatives and business plans.

At the same time, the Board feels that the current governance structure, which includes regular meetings of the non-management directors in executive session and with the Company’s external auditors, internal auditors, and other consultants, an active and robust compliance program, and active Board and committee members, provides appropriate oversight of the Company’s policies and business, and that separating the Chairman and CEO positions would not strengthen the effectiveness of the Board.

Our Board’s membership is strongly independent, with eight of our ten members being independent under NASDAQ and Board standards. Our board’s Audit, Executive Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors, and all five of our standing committees are chaired by independent directors. Moreover, the Board holds regular executive sessions chaired by a Presiding Director.

Under the Company’s Corporate Governance Guidelines, the Chairman of the Executive Committee, an independent director, serves as the “Presiding Director.” The role of the Presiding Director is to:

•	discuss with other directors any concerns they may have about the Company and its performance and relay those concerns, where appropriate, to the full Board;

•	be available to be consulted by any of the senior executives of the Company as to any concerns the executive might have;

•	consult with our CEO regarding the concerns of directors or senior executives;

•	be available to communicate with shareholders;

•	preside at executive sessions of the Board;

•	help develop and approve Board meeting schedules, agendas and information; and

•	if desired, call meetings of our independent directors.

Our Board of Directors has five standing committees:

•	the Executive Committee;

•	the Audit Committee;

•	the Credit Review Committee;

•	the Executive Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The written charters are posted on our Web site at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.” Periodically, our General Counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters on an annual basis. The full Board then approves the charters, with any revisions it deems appropriate in light of the committees’ recommendations. Since the date of our proxy statement for our annual meeting in 2009, the charter for the Audit Committee has been amended to clarify that the Audit Committee has authority to take on special responsibilities, and the Executive Compensation Committee’s charter has been amended to conform it to new regulations concerning executive compensation that were promulgated in 2009.

The Board appoints one member of each of the committees as the chairperson, with the chair to be rotated periodically. The committee calendars, meetings and meeting agendas are set by the chairperson of the respective committees. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.

The following table provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Credit Review Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin	✓	✓			✓*
R. Don Cash			✓	✓	✓
Patricia Frobes	✓		✓*	✓
J. David Heaney		✓	✓
Roger B. Porter	✓*			✓	✓
Stephen D. Quinn	✓	✓*	✓
Harris H. Simmons	✓
L. E. Simmons			✓
Shelley Thomas Williams		✓		✓
Steven C. Wheelwright	✓			✓*	✓

*	Committee Chair

Executive Committee

Our Executive Committee has six members, and reviews projects or proposals that require prompt action on the part of the Company. The Executive Committee is authorized to exercise all powers of the full Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to amend the Restated Articles of Incorporation or Bylaws of the Company, adopt a plan of merger or recommend to shareholders the sale of all or substantially all of the Company’s assets. The Executive Committee did not meet in 2009. The Chairman of the Executive Committee is an independent director and serves as the Presiding Director.

Audit Committee

Our Audit Committee has four members, and met 12 times in 2009. Each of the members is independent as defined by our Corporate Governance Guidelines. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has also determined that Mr. Jerry C. Atkin is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and NASDAQ’s listing standards.

Credit Review Committee

Our Credit Review Committee has five members, and met seven times in 2009. The Committee monitors the results of internal credit examinations and reviews our adherence to the policies established by the Board and by management with respect to credit-related issues for all of our subsidiary banks.

Executive Compensation Committee

Our Executive Compensation Committee has five members, and met eight times in 2009. The Committee is comprised solely of independent directors as defined by our Corporate Governance Guidelines. None of the Committee’s members has ever been an officer or employee of the Company, nor has any of them had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years.

The purpose of the Executive Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives and to produce reports and filings, in accordance with the rules and regulations of the SEC, the United States Department of the Treasury, referred to herein as the Treasury Department, and other governmental agencies. More specifically, the duties and responsibilities of the Committee are detailed in the Executive Compensation Committee Charter.

According to its charter, the Executive Compensation Committee has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The manner in which the Executive Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described below under “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has four members who met three times in 2009. Each member is independent as defined by our Corporate Governance Guidelines. The Committee, among other things, develops and recommends corporate governance principles applicable to the Company, including those concerning the size and composition of our Board of Directors, reviews potential candidates for membership on the Board of Directors and recommends nominees to the Board of Directors.

In identifying and recommending nominees for positions on the Board, the Committee places primary emphasis on the criteria set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines, namely:

•	personal qualities and characteristics, accomplishments and professional reputation;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	diversity of viewpoints, backgrounds and experience;

•	the ability and skill set required to chair committees of the Board; and

•	relevant significant experience in public companies.

The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members individually meet the criteria and collectively possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.

Although the Board does not have a separate policy regarding diversity, it believes it is benefitted by a diversity of viewpoints, backgrounds and experience among its members, as reflected in the criteria for Board membership. Accordingly, diversity is one of the factors considered by the Nominating and Corporate Governance Committee in evaluating individuals for nomination to the Board of Directors.

The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the Chairperson of the Committee enters into a discussion with that nominee.

The Committee also considers nominees recommended by shareholders. The policy adopted by the Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for director for consideration by the Committee for election at our 2011 Annual Meeting of Shareholders should follow the process set forth in the Company’s Bylaws described on page 60 under “Shareholder Proposals for 2011 Annual Meeting.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Executive Compensation Committee during 2009 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Executive Compensation Committee or Board.

Corporate Governance

In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:

•

Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers;

•

the Code of Business Conduct and Ethics, which applies to our senior financial officers, including our principal executive officer, principal financial officer and controller, as well as to all employees;

•	a Directors Code of Ethics for members of the Board of Directors;

•	a Related Party Transactions Policy, which prohibits transactions between the Company and its directors, executive officers and 5% shareholders without necessary approval and disclosure;

•	Stock Ownership and Retention Guidelines, which require our executive officers to hold specified amounts of our common shares;

•	an Excessive and Luxury Expenditures Policy, which restricts the incurrence of expenditures deemed to be excessive; and

•

a Compensation Clawback Policy, which makes incentive compensation subject to repayment in circumstances specified by the Sarbanes-Oxley Act of 2002, the Emergency Economic Stabilization Act of 2008, or ESSA, the American Recovery and Reinvestment Act of 2009, or ARRA, and regulations promulgated under those laws.

These guidelines and policies are posted on our Web site at www.zionsbancorporation.com, and can be accessed by clicking on “Corporate Governance.” The Excessive and Luxury Expenditures Policy and the Compensation Clawback Policy were adopted since the date of our proxy statement for our annual meeting in 2009. Information concerning purchases and sales of our equity securities by our executive officers and directors is also available on our Web site.

Board Involvement in Risk Oversight

Our Board of Directors oversees our overall risk management process, which is designed to ensure that the amounts and types of risk that we undertake are in alignment with the business strategies and policies that we have established to control that risk. Our Board oversees our risk policies and procedures either through actions of the full Board or through the action of the Board’s Audit Committee, Credit Review Committee and, more recently, Executive Compensation Committee, and based on information received from various management committees. Based on information from management, the Board approves corporate policies relating to asset and liability management, capital management, credit administration, and various other compliance and risk matters. The Audit Committee and Credit Review Committee formally report to the full Board at least quarterly and recommend any actions they deem necessary to enhance our risk management practices. The Executive Compensation Committee similarly reports to the full Board at each meeting of the Board following a committee meeting. Our Board also monitors, reviews and reacts to various reports and recommendations presented by our management, internal and external auditors, counsel, and regulators. Through these reports, the full Board obtains an understanding of the risks of our business strategies and how our management assesses, quantifies and manages those risks, and how management sets our enterprise-wide risk management policies and procedures. Although our Board understands that a degree of risk is inherent in any business operation, it strives to ensure that risk management is a part of our business culture, and that our policies and procedures for assessing, monitoring and limiting risk are part of our daily decision-making processes.

Board Committee Oversight

Our Board committees assist in our overall risk management in a variety of ways, including the following:

Our Audit Committee is responsible for the oversight of our internal control environment and our overall business controls, which are designed to ensure that they are effective for purposes of providing our Board and management with necessary information and complying with regulatory standards, including standards for effectiveness and adequacy under the Sarbanes-Oxley Act. It addresses our financial controls through its reviews of our earnings releases and periodic filings with the SEC, and it receives formal reports from the directors of Internal Audit, Credit Examination, Compliance, Risk Management and the General Counsel on any significant matters at least quarterly. It also receives input from our senior management, including executives from our affiliate banks. These reports include reports on the allowance for credit losses, testing under the Sarbanes-Oxley Act, general regulatory compliance, overall internal controls and outstanding legal matters. The Director of Corporate Risk Management provides summaries of the Enterprise-wide Risk Management Committee (or ERMC), our model control committee and our new products review committee reports and recommendations to the Audit Committee on a quarterly basis, and to our full Board at least annually. Our external auditors also provide quarterly updates and communications to the Audit Committee.

Our Credit Review Committee meets at least quarterly to review high-risk loan portfolios and concentrations, credit trends, lending policies and the allowance for credit losses. The Committee regularly receives comprehensive reports from our credit administration, credit examination and internal audit and management units.

Our Executive Compensation Committee reviews with our senior risk officers (including our Director of Corporate Risk Management) and external consultants, as appropriate, senior executive officer compensation arrangements and overall compensation arrangements, with a view to ensuring that those arrangements do not encourage unnecessary and excessive risk taking. As noted in the section entitled “Compensation Discussion and Analysis,” the Executive Compensation Committee also evaluates our compensation arrangements in connection with our compliance with the compensation limitations and restrictions under the Troubled Asset Relief Program, or TARP, Capital Purchase Program, or CPP, and other governmental programs.

Our Board does not have a separate risk management committee but, instead, believes that the entire Board should be responsible for that function. The full Board helps ensure that our management is properly focused on risk by, among other things, reviewing and discussing the performance of our senior management and business unit leaders and reviewing our succession plans and contingency planning programs. The Board also reviews the reports of our standing Board committees and receives periodic reports directly from management such as credit portfolio, investment portfolio and liquidity and funding stress testing results, interest rate positions, compliance processes, business resumption planning, information technology and internet security. Our Board also considers reputation and strategic risk and evaluates the performance of our Board’s committees in the execution of their responsibilities. The full Board and its committees regularly require the participation of senior officers and executives of our affiliate banks in general Board meetings. The Board of Directors and Board level committees engage third party expertise at their discretion to supplement their risk oversight capabilities.

Enterprise-wide Risk Management Committee

Our risk management process is based, in part, on the input and recommendations of various management committees, including our asset liability committee, capital management committee, model validation committee, new product review committee, credit administration committee and securities valuation and securitization oversight committee. In addition, our ERMC acts as a consultative management committee which meets regularly to identify and assess enterprise-wide risks that may affect our ability to execute on our business objectives and strategies. The ERMC is chaired by our Chairman and CEO and is administered and supported by our Executive Vice President—Risk Management. Our CFO, General Counsel, and Directors of Corporate Finance, Investments, Technology, and Credit Administration are also members of the ERMC. Our Directors of Credit Examination, Corporate Compliance and Internal Audit participate frequently in ERMC meetings, but do so only on an invited basis to avoid potential conflicts of interest. The ERMC meets quarterly.

These committees establish and recommend to our Board, in consultation with our business units and management, specific policy limits for a variety of risk categories, including interest rate risk, liquidity risk, and concentrations of some loan portfolios by geography and product type, and develops policies and procedures for products and business activities in which we will participate. With the assistance of these committees, our Board has established enterprise-wide metrics to identify and manage our aggregate risk exposure for, among other matters, interest rate changes, liquidity, credit and other business risks inherent in our operations.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2009, the Audit Committee met twelve times, and discussed with the CEO, CFO, Controller, internal auditors and an independent registered public accounting firm, which we refer to as the external auditors, the interim and annual SEC filings that contained financial information, prior to their public release. In discharging its oversight responsibility, the Audit Committee obtained from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors and the external auditors the quality and adequacy of Zions Bancorporation internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards including, among others, Statement on Auditing Standards No. 61 and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal control over financial reporting. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations. The Audit Committee’s Charter was reviewed and deemed effective. In addition, the Audit Committee held regular executive sessions and private meetings with members of management, regulators of the Company, internal auditors and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic performance self-evaluations for review with the Board of Directors that includes a comparison of the performance of the Audit Committee with the requirements of its Charter.

As set forth in the Charter of the Audit Committee, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles, policies and internal controls, procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing such financial statements, principles, policies, internal controls and procedures as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal control over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The Audit Committee reviewed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2009 with management, internal auditors, and the external auditors. Relying on the reviews and discussions described above the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Stephen D. Quinn, Chairman

Jerry C. Atkin

J. David Heaney

Shelley Thomas Williams

EXECUTIVE OFFICERS OF THE COMPANY

The following information is furnished with respect to certain of the executive officers of the Company.

Individual	Principal Occupation During Past Five Years(1)
Harris H. Simmons Age 55 Officer since 1981	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; and Director, Questar Corporation.

Bruce K. Alexander Age 57 Officer since 2000	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of Vectra Bank Colorado, N.A.; Director, Federal Reserve Bank of Kansas City (Denver Branch).

A. Scott Anderson Age 63 Officer since 1997	Executive Vice President of the Company; President and Chief Executive Officer of Zions First National Bank; Director, Federal Reserve Bank of San Francisco (Salt Lake City Branch) 2003-2008; Officer of Zions First National Bank since 1990.

James R. Abbott Age 36 Officer since 2009	Senior Vice President of the Company; prior to 2009, Senior Vice President and Equity Analyst (including with respect to the Company) with FBR Capital Markets.

Doyle L. Arnold Age 61 Officer since 2001	Vice Chairman and Chief Financial Officer of the Company.

David E. Blackford Age 61 Officer since 2001	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of California Bank & Trust; Director, M.D.C. Holdings, Inc. 2001-2007; Officer of California Bank & Trust since 1998.

Danne L. Buchanan Age 52 Officer since 1995	Executive Vice President of the Company; President and Chief Executive Officer of our affiliate, NetDeposit, LLC.

Gerald J. Dent Age 68 Officer since 1987	Executive Vice President and Chief Credit Officer of the Company.

George M. Feiger Age 60 Officer since 2003	Executive Vice President of the Company; President and Chief Executive Officer of our affiliate, Contango Capital Advisors.

Dallas E. Haun Age 56 Officer since 2007	Executive Vice President of the Company; President and Chief Executive Officer of Nevada State Bank; prior to 2007, Executive Vice President, California Commercial and Private Banking Services of City National Bank.

W. David Hemingway Age 62 Officer since 1997	Executive Vice President and Chief Investment Officer of the Company; Officer of Zions First National Bank since 1977.

Alexander J. Hume Age 36 Officer since 2006	Senior Vice President and Corporate Controller of the Company; prior to March of 2010, Vice President and Assistant Corporate Controller of the Company; prior to June 2006, Manager at Honeywell International.

John T. Itokazu Age 49 Officer since 2007	Executive Vice President of the Company; Vice Chairman of Zions Management Services Company; Officer of Zions Management Services Company since 1983.

Individual	Principal Occupation During Past Five Years(1)
Thomas E. Laursen Age 58 Officer since 2004	Executive Vice President, General Counsel and Secretary of the Company; prior to 2004, Partner of Holme, Roberts & Owen, LLC.

Connie Linardakis Age 45 Officer since 2005	Executive Vice President and Chief Human Resources Officer of the Company; prior to August 2005, Director, Executive Staffing and Talent Management of Raytheon Company.

Keith D. Maio Age 52 Officer since 2005	Executive Vice President of the Company; President and Chief Executive Officer of National Bank of Arizona; prior to January 2005, President and Chief Operating Officer of National Bank of Arizona; Officer of National Bank of Arizona since 1992.

Dean L. Marotta Age 57 Officer since 2003	Executive Vice President of the Company and Director of Enterprise Risk Management; Senior Vice President and Director of Internal Audit, 2003–2006.

Scott J. McLean Age 53 Officer since 2006	Executive Vice President of the Company; Chief Executive Officer, Amegy Bank N.A.; prior to December 2009, President of Amegy Bank N.A.; Officer of Amegy Bank N.A. since 2002.

Steve D. Stephens Age 51 Officer since 2010	Executive Vice President of the Company; President of Amegy Bank N.A.; Officer of Amegy Bank N.A. since 1990.

Stanley D. Savage Age 64 Officer since 2001	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of The Commerce Bank of Washington, N.A.; Chairman of The Commerce Bank of Oregon.

(1)	Officers are appointed for indefinite terms of office and may be replaced at the discretion of our Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2009 Compensation

In 2009, our executive compensation decisions were impacted primarily by two factors: the continuing financial downturn, and the restrictions on executive compensation imposed by our participation in the U.S. Treasury’s TARP Capital Purchase Program, or CPP.

The recent and ongoing financial downturn had a significant negative impact on our 2009 financial results. Because our executive compensation programs are designed to align the compensation of our executives with the financial performance of the Company and the interests of the Company’s shareholders, the Company’s 2009 financial performance also impacted the compensation of our named executive officers for 2009. In addressing these factors, the Executive Compensation Committee took the following actions, among others, with respect to 2009:

•

It froze the base salaries of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, referred to in this Proxy Statement as the “Named Executive Officers,” or NEOs, as well as other members of the Company’s Executive Management Committee, or EMC, with the exception of a very limited number of increases deemed critical to maintaining internal equity.

•	It paid no annual bonuses to the NEOs or other members of the EMC.

•	It excluded the NEOs and all other members of the EMC from participation in our new long-term cash incentive plans, known as the 2009-2011 Value Sharing Plans.

•	It reduced our total variable cash incentive expense for 2009 by 28%, as compared to 2008.

On November 14, 2008, we issued preferred shares to the Treasury Department pursuant to the Treasury Department’s CPP. As a participant in the CPP, we are subject to EESA, and the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, or the Interim Final Rule, issued by the U.S. Treasury Department in June 2009 under the ARRA.

For the senior executive officers, or SEOs, of the Company, who are also the same persons as our NEOs, the Interim Final Rule prohibits or limits certain components of our executive compensation program, including:

•	payment or accrual of annual and long-term incentive compensation, other than long-term restricted shares subject to certain limitations;

•	granting of stock options;

•	certain retirement benefits; and

•	potential payments upon termination of employment or change of control (severance payments) that the executive officers or covered employees might otherwise have been eligible to receive.

As a result, the primary means remaining available to the Company for compensating our NEOs and other employees covered by the Interim Final Rule are now limited to cash salary, stock salary and, on a limited basis, ARRA-compliant restricted shares. The Executive Compensation Committee made significant efforts in 2009 to determine how best to continue to meet the objectives of our executive compensation program within the context of these limitations. These efforts culminated in substantial modifications to our executive compensation program for 2010, which were announced in December 2009. Based on its review of compensation trends within the marketplace, executive compensation plans of peer institutions, and industry and economic conditions, the Executive Compensation Committee believes that the modifications to our executive compensation program for 2010 are a prudent step toward the Company’s objective of retaining key employees who are leading the Company through this difficult economic cycle.

Compensation Philosophy and Objectives

Our Executive Compensation Committee is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy for executive officers. The Committee seeks to establish total compensation for members of the EMC that is fair, reasonable, and competitive. The Committee believes that the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of the shareholders. Traditionally, our executive compensation programs were designed to achieve the following objectives:

•	attract and retain talented and experienced executives in the highly competitive financial services industry;

•	motivate and reward executives whose knowledge, skills, and performance are critical to our success;

•	compensate our executives for managing our business to meet our long-range objectives;

•

align the interests of our executive officers and shareholders by rewarding performance above established targets, particularly with regard to earnings growth and return on equity, with the ultimate objective of improving shareholder value; and

•	create fairness among the executive management team by recognizing the contributions each executive makes to our success.

In past years, these objectives were furthered by two important design characteristics of our executive compensation arrangements:

•	a large component of an executive’s total potential compensation was performance-based; and

•	a large component of an executive’s realizable performance-based compensation was dependent on long-term financial performance.

As noted above, under the Interim Final Rule, many of the performance-oriented elements of our executive pay program are no longer permitted or are significantly restricted. Accordingly, many of the performance-based elements in our executive compensation programs required modification and/or elimination. The changes to our executive compensation structure are discussed in the following sections.

Participation in Capital Purchase Program

In connection with our participation in the CPP, we are required under the Interim Final Rule for the duration of the period that the U.S. Treasury holds any equity or debt position in the Company acquired under the CPP to take the following actions or submit to the following limitations with respect to our executive compensation arrangements relating to our SEOs:

•	prohibit golden parachute payments to any SEO and any of our next five most highly compensated employees;

•

prohibit paying or accruing any bonus, retention award, or incentive compensation to any SEO and our twenty next most highly compensated employees during the period in which any of our obligations under the CPP remains outstanding. An exception is provided for grants of long-term restricted shares that meet certain conditions and that have a value of not more than one-third of the total compensation of the employee receiving the award;

•	facilitate an annual, nonbinding, advisory shareholder vote on our executive compensation programs;

•

require that our senior risk officer(s) meet at least semi-annually with our Executive Compensation Committee to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the Company from the plans;

•	adopt a Company-wide policy prohibiting “excessive” or “luxury” expenditures;

•

require that SEO bonus and incentive compensation be subject to recovery or “clawback” by the Company if the payments are based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. A similar requirement is already imposed on our Chief Executive Officer and Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002;

•

limit compensation deductibility under Section 162(m)(5) of the Internal Revenue Code, or Code, which reduces the annual tax deduction limit for remuneration paid to the our SEOs during any taxable year from $1,000,000 to $500,000 and eliminates the exception to the deduction limit for performance-based compensation; and

•	require our CEO and CFO to annually make written certifications as to our compliance with the requirements described above.

The Company’s SEOs currently consist of the same executive officers as are designated NEOs for purposes of this Proxy Statement.

In order to comply with these requirements, we have entered into a written agreement with each of our NEOs and other selected employees who are or could potentially become subject to these restrictions. In addition, the Company has adopted a compensation clawback policy and a luxury and excessive expenditures policy. These agreements and policies have the effect of amending each NEO’s compensation, bonus, incentive and other benefit plans, arrangements and agreements, as described in this section, as necessary to comply with the CPP and Interim Final Rule requirements described above for any year in which the Treasury Department holds an equity or debt position in the Company, other than warrants. As a result, all NEO compensation arrangements are limited in accordance with these regulatory requirements. These agreements also permit the Company to take any actions necessary to amend the NEOs’ incentive compensation arrangements in the event that the Committee determines, pursuant to the analysis described below, that any such arrangements encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company.

As noted above, in connection with its participation in the CPP, the Executive Compensation Committee is required to meet semi-annually with our Chief Risk Management Officer or other senior risk managers acting in this capacity to discuss and review the relationship between the Company’s risk management policies and practices and all of the Company’s employee incentive compensation arrangements, identifying and making efforts to limit any features in such compensation arrangements that might lead to employees taking unnecessary or excessive risks that could threaten the value of the Company. The Executive Compensation Committee, on behalf of the Company, must certify that it has completed the review and taken any necessary actions.

In response to this requirement, our Chief Risk Management Officer conducted a risk assessment of all the Company’s employee incentive plans and presented the report’s findings to the Executive Compensation Committee in February 2010. A description of this risk assessment and the process taken to complete the report is provided in the Executive Compensation Committee Report beginning on page 29 of this Proxy Statement.

Additional compensation-related actions taken by the Company and the Executive Compensation Committee during 2009 in order to comply with the requirements of the CPP and the Interim Final Rule are described in the following sections.

Setting Executive Compensation

To assist management and the Committee in assessing and determining competitive compensation packages, the Committee retained a compensation consultant, Semler Brossy, LLC, to analyze executive compensation levels for 2005, 2007, and 2009. Semler Brossy provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO, and when considering the recommendations being made by the Company’s CEO for other members of the EMC. These reviews of the competitive pay market were considered in establishing the compensation levels that became effective January 1, 2005, 2007, and 2009, respectively. In establishing compensation for 2006 and 2008, the Committee relied on the 2005 and 2007 studies, respectively, taking into account modifications warranted by changes in individual executive job responsibilities and job performance, internal equity considerations, and external market conditions.

In making compensation decisions, the Committee has historically compared each element of total compensation against a custom peer group of publicly traded commercial banking companies, which we refer to as the Custom Peer Group. The Custom Peer Group, which is reviewed periodically and updated by the Committee, consists of companies that are reasonably comparable in terms of size and scope of business to the Company and against which the Committee believes the Company competes for talent and for shareholder investment. The companies included in the Custom Peer Group for the 2009 study were:

•         SunTrust Banks, Inc.

•         Regions Financial Corp.

•         PNC Financial Services Group, Inc.

•         BB&T Corporation

•         Marshall & Ilsley Corporation

•         Comerica Incorporated

•         First Horizon National Corporation

•         UnionBanCal Corporation

• Fifth Third Bancorp • KeyCorp • M&T Bank Corporation • Huntington Bancshares Incorporated • Associated Banc-Corp • Synovus Financial Corp. • Colonial BancGroup, Inc.

This group of peer banking companies was formed by considering all banks with total assets within a proximate range, both smaller and larger than our total assets, and with a commercial banking focus. Thrifts and mortgage finance companies were excluded from the group.

To attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to our shareholders, the Company’s goal is to provide a competitive total compensation package. Since the Company competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries and annual cash compensation to the market median (50th percentile) of base salaries and annual cash compensation paid to similarly situated executives of companies comprising the Custom Peer Group (or other relevant benchmarks). Historically, the Committee has also believed it is appropriate to pay long-term incentive values that are above the market median for performance that exceeds the median of the Custom Peer Group.

In reviewing 2009 compensation, however, the Committee ultimately determined not to rely on the 2009 Custom Peer Group comparisons, because the substantial changes in compensation levels and pay structure brought about by industry performance and regulatory restrictions made such historical comparisons less meaningful. Instead, the Committee’s review of the Company’s compensation levels was more focused on its alignment with regulatory requirements, anticipated Company performance and other market data.

In past years, to be consistent with the pay-for-performance objectives of our executive compensation philosophy, a significant percentage of each of our executives’ total compensation was allocated to performance-based pay. The performance-oriented pay programs included: annual bonuses, stock option awards, and units in the Company’s long-term cash performance plans, known as Value Sharing Plans, or VSPs. The Committee did not have an established policy or target for the allocation between either cash and noncash or short-term and long-term compensation. Rather, the Committee reviewed and considered information provided by its independent compensation consultant to determine the appropriate level and mix of performance-based pay. Presently, due to the Company’s participation in the CPP and the requirements of the Interim Final Rule, the performance-oriented elements of the Company’s executive compensation programs are either not permitted or have been significantly restricted.

Components of Executive Compensation

Compensation for each of the persons named in the Summary Compensation Table, as well as other senior executives, has typically been comprised of the elements detailed below:

•	Base Salary

•	Annual Bonus

•	Long-Term Incentives

•	Value Sharing Plans

•	Stock Options

•	Restricted Shares

•	Health and Welfare Benefits

•	Retirement Benefits

•	Deferred Compensation Plan

•	401(k) Payshelter and Employee Stock Ownership Plan

•	Excess Benefit Plan

•	Cash Balance Plan

•	Supplemental Executive Retirement Plan

•	Perquisites and Other Personal Benefits.

As a result of the restrictions imposed by the Interim Final Rule, exclusive of health, welfare and retirement benefits, the primary means remaining available to the Company for compensating our NEOs and other covered employees are now limited to cash salary, stock salary and, on a limited basis, restricted shares.

In 2009, total annual cash compensation (base salary plus annual cash bonus paid in 2009 with respect to 2008 performance), as well as total annual compensation (total annual cash compensation plus long-term incentives), of the NEOs were below the median for comparable executives employed by the members of the Custom Peer Group. We provide a brief explanation of the factors used to determine each component of the NEOs’ compensation in the sections that follow:

Base Salary

We provide our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, referred to as the NEOs, and other employees, with a base salary to compensate them for services rendered to us during the fiscal year. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels, and practices at companies in the Custom Peer Group, as well as pay relative to other officers of the Company.

In considering the appropriate salaries for the NEOs in 2010, the Executive Compensation Committee considered it appropriate to account for the impact of the restrictions and limitations imposed by the Interim Final Rule on each NEO’s total compensation and added a stock salary component for each NEO. This action resulted in raising the total salary for each NEO above the historical median salary for similarly situated executives employed by firms in the Custom Peer Group. Based on filings with the SEC during 2009 and early 2010, we know that many of the firms in the Custom Peer Group have taken similar actions due to the impact of the new Interim Final Rule compensation restrictions. Further, our analysis of a select group of filings with the SEC during 2009 and early 2010 indicates that our increases were in the lowest quartile of salary increases made to similarly situated executives employed by our peer financial institutions.

2009 Salary Determination: The Committee made base salary recommendations for 2009 for the NEOs in March 2009. The Committee determined that, as part of our expense reduction initiatives and due to the weak performance of the banking industry and of the Company relative to prior years, it would not increase base salaries for any of the NEOs in 2009. The Executive Compensation Committee maintained this base salary freeze even after the Interim Final Rule prohibited payment of several of the other elements of our NEOs’ total compensation.

2010 Salary Determination: The Committee made base salary recommendations for 2010 for the NEOs in December 2009. In making its determinations, the Committee took into consideration the fact that it could not approve any cash incentive payments to the NEOs for 2009 performance under the Interim Final Rule and that the value of long-term incentive awards (equity and long-term cash incentives) it could approve in 2010 would be either prohibited or significantly limited by the Interim Final Rule. Similar to the prior year, the Committee determined that, due to weak performance of the banking industry generally and of the Company relative to prior years and its business plan, it would keep base cash salaries flat for Messrs. Simmons, Arnold, Anderson, and Feiger. The Committee did determine to increase Mr. Blackford’s cash salary by $13,000 to $510,000 per annum in order to address some internal equity considerations.

Additionally, in order to maintain a level of total compensation that the Committee determined appropriate to ensure the continued services of the NEOs and to appropriately align their interests with those of the Company’s shareholders, and after taking into consideration the impact of the Interim Final Rule, the Committee approved stock salary components of each NEO’s base salary. The amount of annual stock salary awarded to each of Messrs. Simmons, Arnold, Anderson, Blackford, and Feiger was $282,156, $217,803, $136,653, $140,640, and $80,028, respectively. As previously mentioned, these stock salary grants are very modest, well below the median, in comparison to stock salary grants made to similarly situated executives at peer financial institutions based on our review of SEC disclosures filed in late 2009 and early 2010.

The annual stock salary is effective as of January 3, 2010 and will be granted in bi-weekly installments during 2010 as fully vested restricted stock units. The number of stock units awarded to each NEO will be calculated by dividing the bi-weekly stock salary cash value less applicable payroll taxes (e.g., FICA and FUTA) by the closing price of our common shares as of the applicable payroll date. The restricted share units will be settled in our common shares. These restricted stock units are not transferable until the transfer restrictions lapse. The transfer restrictions will lapse for 50% of the units granted during 2010 on January 15, 2011. The transfer restrictions for the remaining 50% of units granted during 2010 will expire on January 15, 2012. Upon the lapse of transfer restriction on the stock salary units, the employee must pay any applicable federal and state withholding obligations. Each of the NEOs will have the opportunity to elect to pay the applicable taxes for such shares either by (1) cash payment, or (2) having a portion of the units withheld. We would then issue the net number of common shares to the NEO by deducting the shares retained from the total number of stock units that are no longer subject to transfer restrictions based on Zions Bancorporation’s closing share price or fair market value on the applicable settlement date. The restricted stock units will have no dividend equivalents or voting rights.

Annual Bonus

In past years, NEOs and other officers of the Company were eligible for an annual bonus. The Committee approved bonus awards for EMC members, including NEOs, based on a subjective evaluation of a variety of factors, including, but not limited to, the following:

•	compensation paid to senior managers with similar qualifications, experience, and responsibilities at other institutions;

•	individual job performance;

•	local market conditions;

•	internal equity considerations;

•	acquisition-related rights;

•	recommendations of the Company’s CEO (for other NEOs); and

•	the Committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units.

The Interim Final Rule prohibits the payment or accrual of bonus, retention award or incentive compensation to the Company’s NEOs and next 20 most highly compensated employees. The Interim Final Rule does permit payouts of bonuses accrued to June 15, 2009, the effective date of the Interim Final Rule, and we did accrue amounts for bonus payments through that date based on our anticipated 2009 performance. However, based on the Company’s overall performance during 2009, and taking into account the continuing economic downturn, the Executive Compensation Committee determined in its discretion not to pay out the accrued amounts for 2009. As a result, the NEOs did not and will not receive any annual incentive or annual bonus payments for 2009. As described above, the prohibition on such payments will continue for 2010 and for as long as we are a participant in the CPP and the prohibition remains in place.

Long-Term Incentive Compensation

Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspectives necessary for our continued success. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders. As described below, the prohibitions on bonus and incentive compensation under the Interim Final Rule significantly affected the long-term element of our executive compensation program in 2009 and will, we believe, continue to do so in 2010.

Prior to 2009, the majority of our long-term incentive compensation was delivered through grants of performance units in multi-year cash incentive plans, referred to as Value Sharing Plans, and stock options. Restricted shares and performance shares were granted less frequently and typically only when needed to fulfill specific business and human resources objectives. In determining the allocation of the long-term awards to the NEOs from among these forms of awards, the Executive Compensation Committee placed an emphasis on stock options for several reasons. First, stock options directly align the value of the benefit to the NEO with shareholder interests, since executives recognize a reward only if and to the extent the value of our common shares increases. Also, stock options historically have been the most prevalent form of award among the Company’s peers. Value Sharing Plan incentives were also emphasized in our long-term incentive programs because they were designed to reflect the performance of the operating unit with respect to which the participant had the greatest influence and responsibility. The Value Sharing Plans also provided an opportunity for executive officers and certain designated key employees to share directly in improvements in shareholder value (above predetermined minimum performance thresholds) over multi-year periods. These plans have also been useful as a key retention element because payouts in excess of an executive’s base salary have typically been required to be deferred for one year and were dependent upon continued employment.

Value Sharing Plans

All of our most recently completed Value Sharing Plans, including the two-year 2007-2008 Amegy Bank Value Sharing Plan, had performance periods that concluded on December 31, 2008. None of the Company’s Value Sharing Plans in which our NEOs held units of participation achieved threshold levels of earnings growth or incremental return on equity over their respective performance periods. As a result, none of our NEOs received payouts from the Company’s Value Sharing Plans for the most recent performance period.

Under normal circumstances, the Executive Compensation Committee would have approved the terms, and granted new units, of participation to the NEOs and other members of the Company’s EMC, in a new set of Value Sharing Plans covering the next two- to three-year period of our performance. However, the Executive

Compensation Committee’s ability to use performance-based programs, like the Company’s Value Sharing Plans, is prohibited under the Interim Final Rule. As a result, the Executive Compensation Committee did not approve, and none of the NEOs or other members of the Company’s EMC received, units of participation in the Company’s newest set of Value Sharing Plans that were approved in 2009 and designed to cover a two-year performance period ending June 30, 2011.

Stock Options

We have historically granted stock options on an annual basis, representing the right to purchase a specified number of our common shares at a purchase price not less than 100% of the fair market value (defined as the closing price) of the common shares on the date the option is granted. Such grants are discretionary by the Executive Compensation Committee, reflecting the position of each executive officer in the Company and that person’s proportionate responsibility for overall corporate performance. The allocation of stock options among executive officers is not based on any measure of our performance, but is based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities. Information regarding the quantity and terms of stock options and other equity awards granted by other financial institutions was provided by the Executive Compensation Committee’s independent consultant with respect to the Custom Peer Group.

Our practice has been to grant incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, additional nonqualified stock options to reach the targeted long-term incentive value for each executive.

Option exercise prices are set at the closing price of our common shares on the date of grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common shares on the grant date, nor has it granted options that are priced on a date other than the grant date.

The Executive Compensation Committee changed its policy for granting equity awards in 2006. Prior to that year, the practice had been for every grant of stock options or restricted shares to new hires, on the occasion of promotions, or other unusual circumstances, to be brought to the Board for approval. The Committee resolved in January 2006 to permit the CEO the authority to grant options and restricted shares up to a predetermined limit with subsequent reporting to the Committee. No grants may be made to EMC members, including NEOs, without prior approval from the Committee.

Stock options are covered under the Interim Final Rule’s prohibition on the payment or accrual of bonus or incentive compensation to our NEOs and the next 20 most highly compensated employees. As a result, we did not grant share options to the NEOs in 2009. The prohibition on stock option grants will continue as long as the Treasury Department holds any of the preferred shares we issued it under the TARP CPP.

Restricted Shares

A restricted stock award is an award of full value shares of our common stock that vests over a period of time specified by the Executive Compensation Committee at the time of the award. Under the Interim Final Rule, we are permitted to award long-term restricted stock to the NEOs, but only to the extent the value of the shares does not exceed one-third of the total amount of annual compensation of the employee receiving the shares. To comply with the Interim Final Rule, such grants must have a minimum service requirement of at least two years and must not fully vest until after the Company repays all CPP-related obligations.

The Executive Compensation Committee believes that the restricted stock awards are and will continue to be an important tool for the Executive Compensation Committee to implement in meeting the objectives of our executive compensation program, particularly in light of the significant restrictions placed on the other tools available to the Executive Compensation Committee by the Interim Final Rule. Restricted stock awards permit the Executive Compensation Committee to continue to provide a competitive total compensation value to allow us to retain key individuals, while at the same time aligning a significant portion of each NEO’s total compensation with the Company’s long-term financial performance as well as the financial interests of our shareholders. Because the salaries of executive officers had been frozen and the Company was restricted by regulation from awarding bonus and other incentive compensation, the Executive Compensation Committee decided to award to each executive officer in June 2009 a number of restricted shares that would have a value at the time of the award equal to one-half of each NEO’s base salary, the maximum permitted under the Interim Final Rule.

Health and Welfare Benefits

Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.

Retirement Benefits

We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan and Supplemental Executive Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.

401(k) Payshelter and Employee Stock Ownership Plan

The 401(k) Payshelter and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee share ownership plan. The plan permits participants to contribute between 1% and 80% of their earnings on a tax-deferred basis, up to a maximum of $16,500 ($22,000 for participants age 50 and above) in 2009. Vesting of employee contributions occurs upon contribution. We provide a matching contribution of up to 4% of compensation in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds at any time.

Effective January 1, 2003, we replaced our cash balance defined benefit retirement plan with a profit sharing plan in which contributions are based upon our performance according to a discretionary formula approved annually by the Board of Directors. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder’s common equity. In view of the Company’s disappointing financial results in 2008, we did not make a profit sharing plan contribution in 2009. Company profit sharing contributions are invested in our common shares. Participants may diversify the Company’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Prior to January 1, 2007, vesting of the Company contributions was based on a five-year “cliff vesting” schedule. On January 1, 2007, vesting was changed to an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2009 cannot exceed $245,000.

For selected executives, including Messrs. Simmons, Arnold, Anderson and Blackford, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s excess benefit plan, or Excess Benefit Plan, which is described below.

Deferred Compensation Plan

The Deferred Compensation Plan was established on January 1, 2001, and was restated effective January 1, 2004, to allow highly compensated employees (currently earning over $135,000 annually) to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation.

Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.

Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Code. The manner may be in the form of a lump-sum cash payment, or payments in substantially equal monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.

Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.

Excess Benefit Plan

On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. Prior to that date, all restoration and excess benefit contributions were made to the Deferred Compensation Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations, and since January 1, 2004, all restoration benefits have been deposited into the Excess Benefit Plan.

Cash Balance Plan

Benefit accruals under our cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan, while all other participants accrue interest credits only. Those grandfathered were over age 55 at the time the plan was frozen. Scott Anderson is the only NEO that is a grandfathered employee in this plan.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan, or SERP, is an unfunded, nonqualified plan established January 1, 1994, to restore benefits lost by certain highly compensated employees of the Company. The Board of Directors determined the participants in the SERP primarily from among those employees of the Company who were members of the Executive Management Committee. Effective December 31, 2002, benefit accrual under the SERP was frozen in conjunction with the freezing of the cash balance defined benefit retirement plan. The NEOs participating in these plans accrued only interest credits in 2003 and subsequent plan years.

Perquisites and Other Personal Benefits

We provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with its overall compensation objective to better enable the Company to attract and retain superior employees for key positions. We and the Committee believe that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals, unless that compensation is paid pursuant to a performance-based compensation plan. As described above, in connection with our participation in the CPP, we have agreed to be subject to Section 162(m)(5) of the Code. This section reduces the annual Section 162(m) tax deduction limit for remuneration paid to our applicable SEOs during any taxable year from $1,000,000 to $500,000 and eliminates the availability of the exception to the deduction limit for performance-based compensation.

Generally, the Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the discretionary nature of our cash incentive awards may result in an amount of compensation not being deductible under Section 162(m) of the Code. Management and the Committee believe that there may be circumstances in which the provision of compensation that is not fully deductible but provides a stronger alignment of awards with performance achieved through a discretionary process warrants the lost deduction. The Committee believes that the compensation awarded to our named executive officers with respect to the 2009 performance year would have been deductible under Section 162(m), but notes that due to the Company’s participation in the TARP CPP a portion of the compensation attributable to 2009 services of our executive officers who are SEOs will be nondeductible under Section 162(m) of the Code.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Executive Compensation Committee has structured the elements of our compensation program to comply with the distribution, timing and other requirements of Section 409A. These actions are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the named executive officers pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued under it, there can be no assurance that every element of the company’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of ASC 718 Compensation – Stock Compensation. See “Summary of Significant Accounting Policies” and Note 17 to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2009.

Employment Contracts

Generally, we do not enter into employment contracts with either our NEOs or with our other officers. Prior to 2005, only one member of the Executive Management Committee, George Feiger, had a contractual employment relationship with the Company. This was specially negotiated with Mr. Feiger in connection with his recruitment and his responsibility for building a wealth management business (Contango Capital Advisors, Inc.).

Following the acquisition of Amegy Bank in 2005, the Company executed employment contracts with Paul Murphy, Jr., Scott McLean and certain other members of Amegy Bank’s senior management. These agreements were negotiated in conjunction with the acquisition of Amegy Bank in order to retain the executives and enhance the value of the Company’s investment in the Amegy Bank franchise. The agreements had a three-year term and expired on December 8, 2008.

Finally, in 2007, an employment agreement was negotiated with Dallas Haun in connection with his recruitment to be the president and CEO of Nevada State Bank, a Zions affiliate.

Share Ownership and Retention Guidelines

In 2009, we adopted share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to three depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants.

Change in Control Arrangements

The Company is party to change in control agreements with certain of our senior executives who were selected by the Board of Directors and maintain a special severance plan for the benefit of certain other officers, to foster the continuous employment of senior and mid-level executives and management and to reinforce and encourage their continued attention and dedication to their duties without the distraction from the possibility of a change in control of the Company.

For purposes of the change in control agreements and the special severance plan, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred if:

(1)	any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding securities;

(2)	the majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met;

(3)	a merger or consolidation of the Company is consummated in which the prior owners of our common shares no longer control 50% or more of the combined voting power of the surviving entity;

(4)	the shareholders of the Company approve a plan of complete liquidation of the Company; or

(5)	an agreement providing for the sale or disposition by the Company of all or substantially all of its assets is consummated.

Change in Control Agreements

The Company has entered into change in control agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. We entered into these agreements because the financial services industry has been consolidating and we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the aforementioned objectives.

Under the Interim Final Rule, we are required to prohibit any golden parachute payments to the NEOs and any of the next five most highly compensated employees while we are a participant in the CPP. For purposes of the prohibition, the term “golden parachute payment” would include payments for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services performed or benefits accrued. The prohibition also includes the acceleration of vesting due to the departure or the change in control event, as applicable. As a result, the NEOs are not currently eligible to receive benefits under the change-in-control agreements. Further, under the agreements entered into between us and each of our NEOs as a result of the Company’s participation in the CPP, the potential benefits under the NEO change-in-control agreements and special severance plan (described in a later section) are subject to reduction as necessary to be in compliance with the provisions of the CPP and the related legislation, including the Interim Final Rule.

Absent the prohibitions under the Interim Final Rule described above, the change in control agreements provide that if, within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive:

(1)	a lump sum severance payment equal to three times the sum of annual base salary plus the greater of the targeted annual bonus then in effect, or the average of the executive’s annual bonuses for each of the three years immediately prior to the change in control;

(2)	full base salary through the date of termination, any unpaid annual bonus, and the targeted annual bonus prorated through the date of termination;

(3)	continuation of medical and dental health benefits for three years;

(4)	outplacement services for two years at an aggregate cost to the Company not to exceed 25% of the annual base salary; and

(5)	full vesting in accrued benefits under our pension, profit sharing, deferred compensation, or supplemental plans.

Our change-in-control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.

Immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted shares or any other equity award will lapse. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.

Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Company any of its officers or employees.

We believe that change in control agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, these change in control agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that we will become obligated to make payments under the change in control agreements only if the executive is actually or constructively discharged as a result of the change in control.

Special Severance Plan

A special severance plan covers certain mid-level executives and senior management selected by the Board of Directors. There are two levels of benefits available under the special severance plan. The special severance plan provides severance benefits that are generally the same as those provided under the change in control agreements, except that the salary and bonus multiplier is either one or two depending upon the role and responsibility of the individual participant, and the period of continued medical and dental health benefits and outplacement services is either one or two years depending upon the role and responsibility of the participant. The Interim Final Regulations prohibit our NEOs and five next most highly compensated employees from receiving benefits under this plan for the period during which the Treasury Department holds the preferred shares or warrants we issued to it under the TARP CPP.

Vesting of Share Options and Restricted Shares

The Key Employee Incentive Stock Option Plan provides that outstanding options under such plan will vest immediately upon a change in control (as such term is defined in the change in control agreements). If any employee holding outstanding options under the plan is terminated, other than for cause, within two years following a change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

The Zions Bancorporation 2005 Stock Option and Incentive Plan also provides that, upon a change in control, all awards shall fully vest and all restrictions on restricted shares will immediately lapse. If any employee holding outstanding options under the plan is terminated, other than for cause, disability, death, or retirement, within two years following a change in control, the employee will be entitled to exercise his or her options at any time thereafter until the earlier of the date 42 months after the date of termination of employment or the expiration date in the applicable award agreement.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Report of the Executive Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Executive Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

In addition, the Executive Compensation Committee certifies that:

•

in January 2009, it reviewed with senior risk officers of the Company the Company’s SEO incentive compensation arrangements and has made all reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

•

during the six-month period beginning September 14, 2009, it has reviewed with senior risk officers of the Company the employee compensation plans, including SEO incentive compensation plans, and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

•

during the six-month period beginning September 14, 2009, it has reviewed with senior risk officers of the Company the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Zions Bancorporation to enhance the compensation of any employee.

The certification above and the narrative below are being provided in accordance with the requirement of the Interim Final Rule issued June 15, 2009.

Discussion of Risk Review and Assessment

The Executive Compensation Committee has engaged in a comprehensive review of the Company’s employee incentive plans in order to comply with the requirements of the Interim Final Rule. The Company’s senior risk officers, along with senior employees in the Company’s human resources, credit policy, and legal departments formed a working group to inventory and evaluate all of the Company’s employee incentive plans with regard to the categories of risk identified in the TARP Standards. Ultimately the review focused upon those plans which were determined to have greater potential risk that could conceivably (1) threaten the value of the Company; (2) encourage earnings manipulation; or (3) encourage pursuit of short-term gains without appropriate concern for risk. As a result, the working group placed the greatest scrutiny on the lending, trading, and individual revenue generation incentive plans across the enterprise.

The working group assigned an overall risk rating to each incentive plan ranging from 1 (highest risk) to 5 (lowest risk). If an incentive plan received an overall risk rating of “1” it would be deemed to require immediate modification through the implementation of additional controls or plan features designed to ensure the appropriate mitigation of the risks identified. Lower levels of risk would require varying levels of monitoring and review.

Criteria used by the working group to quantify the financial risks associated with the plans included, among others, the aggregate payout, participation rate, average individual payout, upside pay potential (leverage), and funding mechanism associated with each incentive plan.

The assessment of plan design risks focused on the performance metrics used in the plan, and considered whether they incorporated or adjusted for risk. The working group looked at the methods used with incentives, including how payouts were computed, the use of thresholds and caps, frequency of payment, clawbacks and the ability to exercise discretion to reduce payouts, particularly in the case of declining credit quality or financial performance. The working group also reviewed credit risk, operational risk and the overall time horizon of the business and pay to consider whether incentive plan payouts tied to the likely realization of business risks.

Finally, the working group reviewed the administration risk components for each plan reviewed. Such components included oversight and monitoring, segregation of duties, and documentation.

SEO Compensation Arrangements

Annual Cash Bonus Program, Including Zions Bancorporation Management Incentive Plan

This is an annual cash incentive plan designed to support the Company’s strategic business objectives, promote the attainment of the Company’s financial plan, and reward the achievement of business unit and individual performance objectives. It governs the annual bonus payouts of the Company’s NEOs. Individual payouts are determined based on discretionary assessments of a wide variety of both qualitative and quantitative performance results.

The discretionary nature of this plan allows awards to be based on a comprehensive assessment of performance, including risk outcomes over the long term. This, in combination with a rigorous multi-layered review of all bonus decisions under the Plan ensures, in the view of the Executive Compensation Committee, the proper connection between performance and reward and discourages excessive or unnecessary risk taking that could potentially threaten the value Zions Bancorporation or the manipulation of reported earnings.

2005 Zions Bancorporation Stock Option and Incentive Plan

This Plan authorizes equity awards that can be granted to our employees. The primary risk under this Plan is that awards will inappropriately incent risk-taking since the value of awards is leveraged to the Company’s future performance. This Plan limits this risk by, among others:

•	imposing an annual limit on the number of shares that may be granted to any single individual;

•	requiring share options to have an exercise price of fair market value on the date of grant; and

•	tying vesting to at least three years or to the Company’s performance over three years.

The Committee believes that this plan reinforces long-term, rather than short-term, value creation. Further, as a result of these design elements, the Committee believes that the 2005 Stock Option and Incentive Plan does not encourage unnecessary or excessive risk taking that threatens the value of the Company or the manipulation of earnings to enhance the compensation of any of the Company’s employees.

Employee Compensation Plans

In addition to the incentive plans for SEOs discussed above, there are various other employee compensation plans, some of which are discretionary in nature as to the amounts to be paid under the plan, some for which the amounts to be paid under the plan is based on a formula, some of which meet the requirements for commission compensation under TARP compensation standards and others for which the amounts to be paid under the plan may be determined based on a combination of these approaches. All of these plans were reviewed by the working group as described above.

As a result of the review, it was determined that the risk management oversight and the internal controls embedded in each business unit, the discretionary nature of many of the compensation plans or the adjustments for risk included in the method used to determine the amounts to be paid, or a combination of these features, are key features that serve to ensure that the compensation plans do not encourage undesirable risk-taking activities or the manipulation of earnings.

This report was adopted February 22, 2010, by the Executive Compensation Committee of the Board of Directors,

Executive Compensation Committee

Steven C. Wheelwright, Chairman

R. D. Cash

Patricia Frobes

Roger B. Porter

Shelley Thomas Williams

COMPENSATION TABLES

2009 Summary Compensation Table

The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year. In the column “Bonus,” we detail the amount of the annual discretionary bonus paid to the NEO for fiscal 2009. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the grant date fair value of equity awards made during the fiscal year. For restricted shares and performance shares, the grant date fair value per share is equal to the closing price of our common shares on the date of grant. For share options, the grant date fair value per share is based on certain assumptions that we explain in footnote 17 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2009. The amounts shown in the 2009 Summary Compensation Table also revised the “Stock Awards” and “Option Awards” columns for 2008 and 2007 to reflect the grant date fair value equity-based awards granted in 2008 and 2007, respectively. Please also refer to the table in this Proxy Statement with the title “2009 Grants of Plan-Based Awards.”

We made grants of restricted shares to selected NEOs in 2009. For these executives, the “Stock Awards” column displays the grant date fair value of the restricted shares. Vesting of restricted stock awards is conditioned on the participant’s continued employment with us. The awards were made in accordance with the terms of ARRA, and as such, no awards can vest within two years of grant except in the instance of a change in control and full vesting can not occur until the Treasury Department no longer holds any of the preferred shares that we issued to it under the TARP CPP.

In the column “Nonequity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (i.e. our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multi-year period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multi-year performance period for which the award was earned, even though such payment is made after the end of such fiscal year.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2009; and (2) any above-market or preferential earnings on nonqualified deferred compensation.

In the column “All Other Compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes;

•	amounts we paid or that become due related to termination, severance, or change in control, if any;

•	our contributions to vested and unvested defined contribution plans; and

•	any life insurance premiums we paid during the year for the benefit of an NEO.

SEC rules require us to report perquisites at the aggregate incremental cost to the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Nonequity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(4)	All Other Compensation ($)		Total ($)
Harris H. Simmons	2009	875,000	0	437,493	0	0	51,059	9,800	(5)	1,373,352
Chairman, President and Chief Executive Officer Zions Bancorporation	2008	875,000	0	0	441,210	0	34,337	149,379		1,499,926
	2007	850,000	0	0	639,180	0	15,763	93,018		1,597,961

Doyle L. Arnold	2009	542,000	0	270,996	0	0	96,655	9,800	(6)	919,451
Vice Chairman and Chief Financial Officer Zions Bancorporation	2008	542,000	0		1,230,360	0	0	86,095		1,858,455
	2007	520,000	420,000		518,580	0	1,174	59,356		1,519,110

Paul B. Murphy, Jr.	2009	544,000	0	271,992	0	0	0	17,388	(7)	833,380
Former Chief Executive Officer; Director Amegy Bank N.A.	2008	544,000	477,000	1,399,000	1,343,925	0	0	509,835		4,273,760
	2007	525,000	515,000	0	379,890	0	0	526,623		1,946,513

A. Scott Anderson	2009	518,000	0	258,997	0	0	49,015	51,244	(8)	877,256
President and Chief Executive Officer Zions First National Bank	2008	518,000	275,000	0	602,805	0	43,004	192,513		1,631,622
	2007	500,000	375,000	0	385,920	0	27,533	104,862		1,393,315

David E. Blackford	2009	497,000	0	248,493	0	0	14,796	19,404	(9)	779,693
Chief Executive Officer California Bank & Trust	2008	497,000	200,000	0	675,345	0	11,600	96,169		1,480,114
	2007	480,000	256,500	0	337,680	0	7,914	73,298		1,155,392

George M. Feiger	2009	474,000	0	236,993	0	0	0	9,800	(10)	720,793
Chief Executive Officer Contango Capital Advisors Inc.	2008	474,000	120,000	0	194,168	0	0	25,278		813,446
	2007	460,000	240,000	0	211,050	0	0	34,256		945,306

(1)	For awards of restricted shares and performance shares, the grant date fair value per share is equal to the closing price of our common shares on the date of grant.

(2)

For stock options, the grant date fair value is based on certain assumptions that we explain in footnote 17 “Share Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2009.

(3)	The net change in the accumulated present value of pension benefits for each NEO during 2009 was: Mr. Simmons, $51,059; Mr. Anderson, $49,015; and Mr. Blackford, $14,796.

(4)

Amounts deferred by participants in the Deferred Compensation Plan are invested by the Company in various investment vehicles at the direction of the participant. The Company does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Company. The table above treats changes in market values on these investments in excess of the Company’s dividend yield and 120% of the Adjusted Federal Rate, respectively, as above-market or preferential, as required by SEC rules. Mr. Arnold was the only NEO to have such earnings during the most recent fiscal year, in the amount of $96,655. Mr. Murphy did not participate in the Company’s Deferred Compensation Plan as of December 31, 2009.

(5)	All other compensation for Mr. Simmons consists of the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800.

(6)	All other compensation for Mr. Arnold consists of $9,800 in Company matching contributions to the tax-qualified defined contribution plans.

(7)

All other compensation for Mr. Murphy consists of a $6,750 annual car allowance; a tax gross-up of $838 to cover the taxes due related to annual club membership dues; and $9,800 in matching contributions to the Company’s tax-qualified defined contribution plans.

(8)

All other compensation for Mr. Anderson is comprised of $9,800 in Company matching contributions to the tax-qualified defined contribution plans; and $41,444 in contributions to the Company’s nonqualified Excess Benefit Plan, arising from his grandfathered status under the Company’s supplemental pension plan

(9)

All other compensation for Mr. Blackford consists of a $9,000 annual car allowance; a tax gross-up of $604 to cover the taxes due related to annual club membership dues; and $9,800 in matching contributions to the Company’s tax-qualified defined contribution plans.

(10)	All other compensation for Mr. Feiger is comprised of $9,800 in Company matching contributions to the tax-qualified defined contribution plans.

2009 Grants of Plan-Based Awards

In this table, we provide information concerning each grant of restricted shares to an NEO in the most recently completed fiscal year. In 2009, no share options or performance share awards were granted. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2009.

				Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type		Equity Award Grant Date	Units Awarded (#)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)

Harris H. Simmons	Restricted Stock	(1)	6/2/2009					29,863			437,493

Doyle L. Arnold	Restricted Stock	(1)	6/2/2009					18,498			270,996

Paul B. Murphy, Jr.	Restricted Stock	(1)	6/2/2009					18,566			271,992

A. Scott Anderson	Restricted Stock	(1)	6/2/2009					17,679			258,997

David E. Blackford	Restricted Stock	(1)	6/2/2009					16,962			248,493

George M. Feiger	Restricted Stock	(1)	6/2/2009					16,177			236,993

(1)

Restricted Shares were granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. The awards were made consistent with the requirements of ARRA, and as such, no awards can vest within two years of grant except in the instance of death, disability or a change in control and full vesting cannot occur until the Treasury Department no longer holds any of the preferred shares we issued to it under the TARP CPP. Once the TARP restrictions no longer apply, the restricted shares vest 25% per year on the anniversary of the grant date, until the final tranche vests on the fourth anniversary subject to the following sentence. In the event of a change in control of the Company as defined in the plan, the restricted shares fully vest. All unvested shares are forfeited upon a termination of employment for any reason. During the vesting period, shares receive voting rights but do not pay dividends.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information concerning outstanding options, restricted shares, and performance shares that have not vested for each NEO as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date. For share awards, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.

We computed the market value of the share awards by multiplying the closing market price of our common shares at the end of the most recent fiscal year by the number of shares or units of shares.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Harris H. Simmons	38,319	0	42.00	01/21/2010	29,863	383,142
	20,300	0	48.02	04/24/2010
	61,000	0	56.59	04/29/2011
	53,000	0	70.79	05/05/2012
	51,500	0	81.15	04/30/2013
	35,333	17,667	83.25	05/03/2014
	25,666	51,334	47.29	04/23/2015

	285,118	69,001			29,863	383,142

Doyle L. Arnold	28,000	0	42.00	01/21/2010	18,498	237,329
	14,000	0	48.02	04/24/2010
	42,000	0	56.59	04/29/2011
	36,000	0	70.79	05/05/2012
	40,750	0	81.15	04/30/2013
	28,666	14,334	83.25	05/03/2014
	22,333	44,667	47.29	04/23/2015
	47,500	142,500	27.98	08/14/2015

	259,249	201,501			18,498	237,329

Paul B. Murphy, Jr.	11,698	0	30.95	04/27/2010	18,566	238,202	50,000	641,500
	846	0	64.17	01/02/2011
	3,186	0	43.30	03/13/2011
	1,128	0	48.57	01/01/2012
	2,308	0	43.32	02/06/2012
	31,360	0	51.13	06/04/2012
	564	0	46.37	01/02/2013
	9,407	0	48.67	06/25/2013
	14,111	0	67.12	06/25/2014
	16,620	0	58.26	05/18/2015
	24,000	0	75.85	12/02/2012
	40,500	0	81.15	04/30/2013
	21,000	10,500	83.25	05/03/2014
	16,500	33,000	47.29	04/23/2015
	0	238,000	27.98	08/14/2015

	193,228	281,500			18,566	238,202	50,000	641,500

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

A. Scott Anderson	10,834	0	56.59	04/29/2011	17,679	226,822
	28,000	0	70.79	05/05/2012
	27,250	0	81.15	04/30/2013
	21,333	10,667	83.25	05/03/2014
	16,666	33,334	47.29	04/23/2015
	17,750	53,250	27.98	08/14/2015

	121,833	97,251			17,679	226,822

David E. Blackford	26,000	0	70.79	05/05/2012	16,962	217,622
	25,250	0	81.15	04/30/2013
	18,666	9,334	83.25	05/03/2014
	14,666	29,334	47.29	04/23/2015
	23,750	71,250	27.98	08/14/2015

	108,332	109,918			16,962	217,622

George M. Feiger	20,000	0	56.59	04/29/2011	16,177	207,551
	17,500	0	70.79	05/05/2012
	17,000	0	81.15	04/30/2013
	11,666	5,834	83.25	05/03/2014
	8,833	17,667	47.29	04/23/2015
	2,375	7,125	27.98	08/14/2015

	77,374	30,626			16,177	207,551

(1)

All unvested options listed above vest at a rate of 33% per year over the first three years of the seven-year option term, except the share options granted on August 15, 2008, to Messrs. Arnold, Anderson, Blackford and Feiger which vest at a rate of 25% per year over four years, with the initial vesting occurring on the first anniversary of the grant and the share options granted on August 15, 2008, to Mr. Murphy which vest at a rate of 25% per year over four years with the initial vesting occurring on February 1, 2010.

(2)

All unvested shares represent restricted stock granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. The awards are subject to the provisions of TARP, and as such no awards can vest within 2 years of grant except in the instance of death, disability or a change in control and full vesting can not occur until the TARP funding has been repaid. Once the TARP restrictions have been satisfied, the restricted stock vests 25% per year on the anniversary of the grant date, until the final tranche vests on the fourth anniversary. In the event of a change in control of the Company as defined in the plan, the restricted stock fully vests. All unvested shares are forfeited upon a termination of employment for any reason. During the vesting period, shares receive voting rights.

(3)	Based on closing market price of Monday, December 31, 2009, of $12.83 per share.

Option Exercises and Stock Vested in 2009

The following table provides information concerning exercises of share options and vesting of restricted shares during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares that have vested; and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons	0	0	0	0
Doyle L. Arnold	0	0	275	4,428
Paul B. Murphy, Jr.	0	0	0	0
A. Scott Anderson	0	0	0	0
David E. Blackford	0	0	0	0
George M. Feiger	0	0	0	0

(1)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2009 Pension Benefits Table

The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2009. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	369,634	0
	Supplemental Executive Retirement Plan	21.46	304,990	0

A. Scott Anderson	Cash Balance Pension Plan	19.00	284,231	0
	Supplemental Executive Retirement Plan	19.00	312,011	0

David E. Blackford	Cash Balance Pension Plan	5.00	46,502	0
	Supplemental Executive Retirement Plan	5.00	193,151	0

(1)

The Zions Bancorporation Pension Plan was frozen on December 31, 2002. As of that date, Messrs. Simmons and Blackford did not meet the age requirement to continue receiving service credits under this Plan. Accordingly, Mr. Simmons’ service credits remain at 21.46 years and Mr. Blackford’s service credits remain at 5.00 years. Mr. Anderson did meet the age and service requirements under this Plan to continue receiving service credits when this Plan was frozen. As a result, there is no difference between Mr. Anderson’s years of service with the Company and the number of years of service credit under this Plan.

Messrs. Arnold, Murphy, and Feiger are not eligible to participate in the Company’s defined benefit retirement programs.

Information regarding the Pension Plan and Supplemental Executive Retirement Plan can be found under the heading “Retirement Benefits.”

2009 Nonqualified Deferred Compensation Table

The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column, “Executive Contributions in Last FY” indicates the aggregate amount contributed to such plans by each NEO during 2009.

The column “Registrant Contributions in Last FY” indicates our aggregate contributions on behalf of each NEO during 2009. Generally, these amounts reflect restoration benefits provided under the Company’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.

The column “Aggregate Earnings in Last FY” indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2009, including interest and dividends paid. Such amounts include dividend payments on restricted shares. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market rates as defined by the SEC, and such amounts are shown in a footnote to that table.

The column “Aggregate Withdrawals/Distributions” reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the Withdrawals/Distribution column nor the Aggregate Balance columns represent compensation with respect to our most recently completed fiscal year.

The column “Aggregate Balance at Last FYE” reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(2)
Harris H. Simmons	0	0	53,816	0	4,825,498
Doyle L. Arnold	0	0	110,346	0	1,106,260
Paul B. Murphy, Jr.	0	0	0	0	0
A. Scott Anderson	0	41,444	(86,478)	0	130,537
David E. Blackford	0	0	42,730	0	2,681,643
George M. Feiger	0	0	(183,895)	0	200,506

(1)	Amounts reported in the “Aggregate Earnings in Last FY” column that have been reported as compensation in the Summary Compensation Table in this proxy statement are as follows: Mr. Arnold, $96,655.

(2)	Amounts reported in the “Aggregate Balance at Last FY” column that have been reported as compensation in the Summary Compensation Table for previous years are as follows: Mr. Arnold, $96,655.

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of an NEO, or change in control of the Company or a change in the NEO’s responsibilities.

In November 2008, the Company, anticipating participation in the Treasury’s TARP CPP, entered into letter agreements with the NEOs and selected other executives. These letter agreements amended the executives’ benefit plans, arrangements, and agreements to comply with the provisions of the TARP CPP. One result of these amendments was that no golden parachute payments would be allowed while the Treasury holds any of the preferred shares we issued to it under the CPP. Another was that incentive compensation be subject to clawback in certain circumstances.

In early 2009, ARRA was enacted into law and in June 2009 the Treasury issued the Interim Final Regulations under EESA and ARRA. These restrictions do not allow any payment to an NEO or our five next highest compensated employees for the departure for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued. An exception exists if the departure is due to the employee’s death or disability.

For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $12.83.

Severance

None of the NEOs has employment agreements that guarantee them employment for any period of time and according to the TARP limitations on parachute payments discussed above, no post-termination payments of salary or severance to these NEOs would be payable under our broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a Change in Control Agreement.

Accelerated Vesting of Long-Term Incentives

Presently, we provide long-term incentives to the NEOs through time-vested share options and restricted share awards, as well as performance shares. Please also refer to the discussion of long-term incentives above under the heading, “Compensation Discussion and Analysis.”

Share Options

Under provisions of our share option plans, unvested share options are forfeited by the executive for termination due to any event other than a change in control. In the case of a change of control, all unvested options immediately vest and may be exercised for up to 42 months following the change in control. Under the Interim Final Rule, this accelerated vesting may only occur for services performed or benefits accrued. Therefore, the value attributed to accelerated options as of December 31, 2009, was determined by assuming accelerated vesting through December 31, 2009, and by multiplying the number of vested shares times the difference between the closing price of our common shares on the last day of the fiscal year and the exercise price of the options. Since all share options held by the NEOs are out of the money as of December 31, 2009, no value is reflected in this table. Please refer to the section “Compensation Discussion and Analysis” for more information about our share options.

Restricted Shares and Performance Shares

We granted restricted shares to our NEOs in June 2009. These grants were made in conformity with the ARRA, and therefore, do not vest within two years of the grant except in the instance of a change in control. While the Interim Final Regulations limitations on parachute payments are in effect, acceleration of vesting would only occur for services performed or benefits accrued. For the table below, we have assumed pro-rata vesting through December 31, 2009.

Under provisions of Mr. Murphy’s performance share agreement, a pro-rata number of unvested awards vest upon death, disability, or a change in control. Upon death or disability, the pro-rated performance shares remain subject to the performance goals of the agreement. As of December 31, 2009, the performance goals under the agreement had not been met. Accordingly, no value is reflected in the table under these circumstances. Upon a change in control, the pro-rated shares vest regardless of whether the performance goals have been attained. The table below reflects the pro-rated vesting of unvested shares upon a change in control. All unvested shares would be forfeited upon the termination of employment for any other reason.

Retirement Plans

All of our NEOs are fully vested in all of their retirement benefits. While the TARP limitations on parachute payments are in effect, retirement benefits are not enhanced based on circumstances regarding termination, as described under the headings “Compensation Discussion and Analysis” and “Change in Control Agreements.” We report additional information regarding our retirement plans above under the headings, “Compensation Discussion and Analysis” and “2009 Pension Benefits Table,” and in the “2009 Nonqualified Deferred Compensation Table.”

Miscellaneous Benefits

As noted above, the letter agreements that we entered into with our NEOs amended our Change in Control Agreements to comply the Interim Final Regulations’ limitations on parachute payments. No payments can be payable upon a change in control while the Interim Final Regulations apply to us. These agreements are described above under the heading “Compensation Discussion and Analysis.”

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)

Harris H. Simmons
Severance	0	0	0	0	0
Accelerated Vesting of Long-Term Incentives	0	0	0	0	99,777	(1)
Retirement Plans	0	0	0	0	0
Other Benefits	0	0	0	0	0

Doyle L. Arnold
Severance	0	0	0	0	0
Accelerated Vesting of Long-Term Incentives	0	0	0	0	61,805	(1)
Retirement Plans	0	0	0	0	0
Other Benefits	0	0	0	0	0

Paul B. Murphy, Jr.
Severance	0	0	0	0	0
Accelerated Vesting of Long-Term Incentives	0	0	0	0	396,146	(1)
Retirement Plans	0	0	0	0	0
Other Benefits	0	0	0	0	0

A. Scott Anderson
Severance	0	0	0	0	0
Accelerated Vesting of Long-Term Incentives	0	0	0	0	59,068	(1)
Retirement Plans	0	0	0	0	0
Other Benefits	0	0	0	0	0

David E. Blackford
Severance	0	0	0	0	0
Accelerated Vesting of Long-Term Incentives	0	0	0	0	61,805	(1)
Retirement Plans	0	0	0	0	0
Other Benefits	0	0	0	0	0

George M. Feiger
Severance	0	0	0	0	0
Accelerated Vesting of Long-Term Incentives	0	0	0	0	54,050	(1)
Retirement Plans	0	0	0	0	0
Other Benefits	0	0	0	0	0

(1)

These figures represent the value of the pro-rated vesting of stock options, restricted and performance shares. Since all stock options are out of the money as of December 31, 2009, only the value of pro-rated vesting of restricted shares and performance shares is displayed. While the Interim Final Regulations limitations on parachute payments are in effect, acceleration of vesting would only occur for services performed or benefits accrued. For purposes of this table, we have assumed pro-rata vesting through December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ordinary Course Loans

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of the Company in the ordinary course of business during 2009. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

Related Party Transactions Policy

In January 2007, the Board approved a Related Party Transaction Policy. This policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Company and any executive officer or director, as well as 5% or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. Ordinary course loans having the characteristics described under the heading “Ordinary Course Loans,” are to be reviewed, approved or ratified in accordance with the policies and procedures of the Company and its subsidiaries for extensions of credit covered by Regulation O of the Board of Governors of the Federal Reserve System. The only transactions occurring in 2009 for which disclosure was required under Item 404(a) were ordinary course loans, all of which were made in accordance with the Company’s Regulation O policies and procedures.

COMPENSATION OF DIRECTORS

Our Board of Directors establishes director compensation. The Executive Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.

Cash Compensation

Each of our outside directors receives a $35,000 annual retainer and $1,500 for each regular and special meeting that they attend. Members of the committees receive $1,250 for each committee meeting they attend. The Chairman of the Audit Committee receives an additional $15,000 annual retainer and the other members of the Audit Committee receive an additional $3,000 annual retainer. The Chair of each of the other standing committees receives an additional $7,500 annual retainer. Each of the retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

Director Stock Program

Nonemployee directors were granted restricted shares in 2009. The number of restricted shares was determined by dividing $70,000 by the closing price of Zions Bancorporation common stock on the grant date and rounding down to the nearest share.

Deferred Compensation Plan for Nonemployee Directors

We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board of Directors. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash by check, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

Mr. Heaney serves as a member of the board of directors of Amegy Bank N.A., a subsidiary of the Company, which also maintains a deferred compensation plan for Amegy Bank directors, pursuant to which a director may elect to receive all or a portion of his or her compensation in our common shares and defer receipt of such shares until retirement or resignation from the Board of Directors, or a date designated by the director at the time of deferral. Amounts deferred are held in a rabbi trust and invested in our common shares, subject to plan limitations. Settlement is made only in our common shares. Mr. Heaney’s 2009 compensation as a member of Amegy Bank’s board of directors is reported in the table below in the column “All Other Compensation.”

2009 Director Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	75,500	69,998	0	0	0
R.D. Cash	71,250	69,998	0	0	0
Patricia Frobes	77,750	69,998	0	0	0
J. David Heaney	87,000	69,998	0	0	14,536
Roger B. Porter	71,500	69,998	0	0	0
Stephen D. Quinn	99,000	69,998	0	0	0
L. E. Simmons	58,750	69,998	0	0	0
Steven C. Wheelwright	71,250	69,998	0	0	0
Shelley Thomas Williams	79,500	69,998	0	0	0

(1)

Harris H. Simmons, the Company’s Chairman, President and Chief Executive Officer is not included in this table as he is an employee of the Company and thus receives no compensation as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table section on page 32.

(2)	These figures represent the grant date fair value of the restricted shares granted during 2009.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of March 24, 2010, the record and beneficial ownership of the Company’s common shares by the principal common shareholders (5% or more) of the Company.

Name and Address	Type of Ownership	Common Stock
		No. of Shares	% of Class
Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	Beneficial	11,932,340	7.55%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Beneficial	11,236,067	7.11%

FMR LLC 82 Devonshire Street Boston, MA 02109	Beneficial	8,480,892	5.36%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	Beneficial	8,308,178	5.25%

The following table shows the beneficial ownership, as of March 24, 2010, of the Company’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options that are exercisable within 60 days of March 24, 2010.

Directors and Officers	Common Shares Beneficially Owned		% of Class	Series A Floating-Rate Non-Cumulative Perpetual Preferred(3)	9.50% Series C Non-Cumulative Perpetual Preferred(3)
A. Scott Anderson	203,805	(1)	Less than 1%
Doyle L. Arnold	309,727	(1)	Less than 1%		5,500
Jerry C. Atkin	60,978		Less than 1%
David E. Blackford	172,137	(1)	Less than 1%
R. D. Cash	91,657		Less than 1%		6,000
George M. Feiger	127,284	(1)	Less than 1%
Patricia Frobes	37,678		Less than 1%		12,000
J. David Heaney	80,270		Less than 1%
Roger B. Porter	83,717		Less than 1%
Stephen D. Quinn	39,455		Less than 1%
Harris H. Simmons	2,845,011	(1,2)	1.77%		16,500
L. E. Simmons	2,432,693	(2)	1.52%		155,880
Shelley Thomas Williams	36,678		Less than 1%
Steven C. Wheelwright	39,176		Less than 1%
All directors and officers as a group (29 persons)	6,330,460		3.95%	1,000	209,146

(1)

Totals include non-voting salary stock units as described on page 21. The number of salary stock units held as part of the totals for the persons set forth above as of March 24, 2010, were as follows: Mr. Anderson, 1,594 shares; Mr. Arnold, 2,125 shares, Mr. Blackford, 1,340 shares; Mr. Feiger, 924 shares; and Mr. Simmons, 2,790 shares. The total of all non-voting salary stock units held by all directors and officers as a group (29 persons) is 17,683 shares.

(2)

Totals include 1,814,488 shares attributed to each individual through serving as a director in a company holding such shares. Although each of L.E Simmons and Harris Simmons is attributed ownership of the full number of shares shown, each such person owns 1/6th of the company holding such shares.

(3)	Number of depositary shares, each representing 1/40 of one preferred share. Except under limited circumstances, the preferred shares are non-voting.

Proposal 1: NOMINATION AND ELECTION OF DIRECTORS

The following three persons are nominated for election as directors for a one year term. Biographical information for each of the nominees is set out in the section entitled “Our Board of Directors – Director Nominees” at page 3 of this Proxy Statement. Until their successors are elected and qualified, the nominees will, together with other directors presently in office, constitute our entire elected Board of Directors:

Roger B. Porter

L.E. Simmons

Steven C. Wheelwright

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees for director listed above.

We will vote the proxies that we receive “FOR” the election of nominees for director named above unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board of Directors to fill such vacancy. Each nominee for a directorship will be elected to a full one-year term if he receives more “for” votes than “against” votes. If a nominee fails to receive such a majority of votes, except when there are more candidates for election than the number of directors to be elected, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director.

Proposal 2: AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

The Board recommends that shareholders vote “FOR” approval of an amendment to our Restated Articles of Incorporation that will increase the number of our authorized preferred shares from 3,000,000 shares to 4,400,000 shares. The amendment would also increase the total number of our authorized capital shares by an equal amount, from 353,000,000 shares to 354,400,000 shares. The amendment would not change the number of our authorized common shares. A copy of the proposed amendment is set forth in Annex 1 to this Proxy Statement.

As described in more detail below, the Board recommends approval of the amendment in order to replenish the number of authorized and undesignated and unissued preferred shares available for issuance by the Company and to provide the Company with additional flexibility as it evaluates capital-raising and refinancing alternatives, including the possible redemption of the Series D preferred shares which we issued to the U.S. Treasury Department under TARP. Of the 3,000,000 currently authorized preferred shares, as of December 31, 2009, a total of 2,940,000 shares had been designated as Series A, Series C, or Series D preferred and, of those designated shares, a total of 1,578,340 shares were issued and outstanding. Thus, under current circumstances, the Company would be unable, for example, to refinance the Series D preferred shares through the issuance of a new series of preferred shares with the same liquidation preference as outstanding preferred shares.

Board Right to Designate Rights and Preferences for Preferred Shares

Under the terms of our Restated Articles of Incorporation, the Board is vested with the authority to establish one or more series of preferred shares and to fix and determine the variations in the relative rights and preferences of the preferred shares of any series it establishes, including, without limitation, the following:

(i)	the rate of dividend and whether dividends shall be cumulative, noncumulative, or partially cumulative;

(ii)	the price and terms on which the preferred shares may be redeemed;

(iii)	the amount payable with respect to the preferred shares in event of involuntary liquidation;

(iv)	the amount payable with respect to the preferred shares in event of voluntary liquidation;

(v)	sinking fund provisions for the redemption or purchase of the preferred shares;

(vi)	the terms and conditions on which the preferred shares may be converted to the Company’s other securities; and

(vii)	such other variations in the relative rights and preferences of the preferred shares that at the time of the establishment of such series are not prohibited by law or the Company’s existing contractual obligations.

The Board is also authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of that series. Under our Restated Articles of Incorporation, our preferred shares are without any par value.

Rights of Designated Preferred Shares

The Company, acting through our Board of Directors, has designated three series of preferred shares, Series A preferred shares, Series C preferred shares, and Series D preferred shares, consisting of 140,000 designated shares, 1,400,000 designated shares and 1,400,000 designated shares, respectively, as of December 31, 2009. Each series has a liquidation preference of $1,000 per share. Of the designated shares, 67,952 Series A preferred shares, 110,388 Series C preferred shares, and 1,400,000 Series D shares were outstanding as of December 31, 2009. The Series A and Series C preferred shares were issued in the form of depositary shares, in which each depositary share represents 1/40th ownership interest in a preferred share. As of December 31, 2009, an additional 1,289,612 Series C preferred shares were reserved for issuance upon conversion of the Company’s convertible subordinated debt, as described below.

The outstanding Series A and Series C preferred shares were originally designated and issued in connection with offerings to the public registered with the SEC. In 2009, the Company modified its outstanding series of subordinated debt by adding a provision that gave the debt holders the right to convert the subordinated debt into depositary shares representing either Series A or Series C preferred shares. Holders of subordinated debt electing not to receive the conversion feature were allowed to exchange their subordinated debt for a new issue of subordinated debt having the same terms as the originally issued subordinated debt. Holders of approximately $1,240,000,000 in principal amount of subordinated debt did not elect to exchange their debt for non-convertible subordinated debt. The modified convertible subordinated debt, if fully exercised, would result in the issuance of approximately 1,240,000 preferred shares. In connection with the modification, the Company increased the number of its designated Series A and Series C preferred shares in order to reserve shares for issuance upon conversion of the modified convertible subordinated debt. As of December 31, 2009, approximately $63.4 million in principal amount of the convertible subordinated debt had been converted into approximately 63,400 Series C preferred shares. In 2009, we also purchased 100,510 Series A preferred shares pursuant to a tender offer. The Series D preferred shares were issued to the Treasury Department in November 2008 in connection with our participation in the TARP Capital Purchase Program.

Dividends on the Series A preferred shares are non-cumulative and are computed at an annual rate equal to the greater of three-month LIBOR plus 0.52%, or 4.0%. Dividends on the Series C preferred shares are non-cumulative and are set at 9.5% per annum. Dividends on the Series D preferred shares are cumulative and are set at 5% per annum initially but increase to 9% on the fifth anniversary of their issuance. Dividends on the Series A, Series C and Series D preferred shares are paid quarterly in arrears. The Series A, Series C and Series D preferred shares rank pari passu with one another. Holders of the Series A, Series C, and Series D preferred shares are entitled to receive asset distributions before common shareholders, but such preferred shares have only limited voting rights (generally with respect to certain provisions of the preferred shares, the issuance of senior preferred shares, and, in limited circumstances, the election of directors). We may redeem the Series A, Series C, and Series D preferred shares at our option, subject to certain conditions. The amount that we are required to pay in any such redemption is computed at the per share liquidation preference plus any declared but unpaid dividends.

Reasons for Amendment

Our ability to raise capital in the market is likely to continue to be important as the banking industry recovers from the recent severe market and economic conditions. Our Board believes it is important that we have as much flexibility and as many alternatives as possible as we assess capital-raising and refinancing alternatives, including the possible redemption of the Series D preferred shares that we issued to the U.S. Treasury Department. As noted above, since the initial authorization of the Company’s preferred shares, we have used significant portions of our preferred shares for capital-raising or enhancement purposes, leaving us with only 60,000 authorized and undesignated preferred shares. We believe that the limited number of available preferred shares might detract from our ability to utilize preferred shares for financing or refinancing purposes. For illustrative purposes, if, without the amendment becoming effective, the Company desired to issue a new series of preferred shares for the purpose of funding the redemption of its outstanding Series D preferred shares, we would need to either effect a simultaneous exchange or issue the new shares with a large liquidation value that is uncommon in the markets for preferred shares. These terms could make the issuance of new preferred shares less feasible or less attractive to the Company. If, on the other hand, the amendment were approved, the Company would be able to issue a new series of preferred shares having a liquidation preference equal to that of the outstanding series of preferred shares in the manner and at a time the Company determined to be most advantageous, including in advance of the repurchase of the Series D preferred shares. There can be no assurance, however, that we will utilize any new preferred shares authorized by the proposed amendment to repurchase our outstanding Series D preferred shares, or for any other purpose. In addition, if the amendment is not approved, we believe we will still have the ability to utilize our remaining number of preferred shares for substantial capital-raising or refinancing purposes, because of the Board’s existing authority to designate and fix the terms of new series of preferred shares, including series having higher liquidation preferences.

Potential Effects of Preferred Share Issuances on Existing Shareholders

To the extent the Board issues additional preferred shares (either from the currently authorized but unissued preferred shares or from any additional preferred shares authorized by our shareholders pursuant to this proposal), the earnings available to common shareholders would likely be reduced and our existing common and preferred shareholders would experience dilution of their ownership interests. The reduction and dilution could be substantial. In addition, since the Board is vested with the authority under our Restated Articles of Incorporation to designate rights and preferences for the preferred shares (without further shareholder approval) that may be different from, or superior to, the rights of existing shareholders, the issuance of additional preferred shares could result in a significant reduction in the voting power of the existing shareholders, the liquidation value of their holdings, the book and market value of existing shares and the future earnings per share of the Company. The sale or resale of the additional securities could also cause the market price of our existing securities to decline. In addition to the foregoing, the increase in the number of issued preferred shares in connection with potential financings may have anti-takeover implications, as more fully discussed below.

The Board considered the possible negative impact that the increase in the number of issued preferred shares could have on our existing shareholders when it considered this proposal and concluded that any such impact would be outweighed by the potential benefits to the Company and its shareholders resulting from the increase in our available capital.

Possible Anti-Takeover Effects

The proposal to increase the number of authorized preferred shares could adversely affect the ability of third parties to take over the Company or effect a change in the control of the Company by, for example, permitting issuances that would dilute the share ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for our combination with another company that the Board determines is not in our best interests or in the best interests of our shareholders. The ability of the Board of Directors to cause the Company to issue substantial amounts of preferred shares without the need for shareholder approval, except as may be required by law, regulation or share exchange rules, upon such terms and conditions, and with such rights and preferences, as the Board of Directors may determine from time to time in the exercise of its business judgment may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the share ownership of holders of our existing securities that may be seeking to obtain control of the Company. The issuance of preferred shares, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying, or preventing a change in our control.

The Board of Directors does not view the proposed increase in the authorized preferred shares as an anti-takeover measure. Since the Board already has the right to designate the rights and preferences of the authorized but undesignated preferred shares, the Board believes that the authorization of additional preferred shares will not constitute an expansion of the Board’s ability, under proper circumstances, to use the preferred shares as an anti-takeover measure.

The Board unanimously recommends that shareholders vote “FOR”

the amendment of the Company’s Restated Articles of Incorporation to authorize additional preferred shares and capital shares.

The affirmative vote of a majority of votes validly cast for or against the proposal regarding the amendment of our Restated Articles of Incorporation is required for its approval. The Appendix sets forth the text of the Articles of Amendment to our Restated Articles of Incorporation reflecting the increase in the number of authorized shares.

Proposal 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2009 are described under “Fees of Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

The affirmative vote of a majority of votes validly cast for or against the proposal is required for adoption of the ratification of the appointment of our independent registered public accounting firm.

Proposal 4: ADVISORY (NONBINDING) VOTE REGARDING 2009 EXECUTIVE COMPENSATION

During the period in which the Treasury Department holds the securities it acquired from us through the CPP, the ARRA requires that we provide shareholders with the right to cast an advisory vote on the compensation of our executives, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The Board unanimously recommends that shareholders approve the following resolution:

RESOLVED, that the shareholders approve the 2009 compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables, and related material.

The Company’s executive compensation programs historically were performance-based with strong long-term performance elements. Treasury Department regulations promulgated under the ARRA and the ESSA required us to modify our executive compensation programs in 2009, reducing the performance-based compensation elements of the programs and the cash-based elements of performance-based compensation. Notwithstanding these required changes, the compensation of our named executive officers for 2009 continued to be strongly and adversely affected by our performance, reflecting the continuation of the Company’s general policy of tying compensation to performance. As detailed above in the section entitled “Compensation Discussion and Analysis,” both the total compensation and annual cash compensation of our named executive officers decreased substantially in 2009 compared to 2008 and was substantially less than institutions within our Custom Peer Group. The Board believes that our modified compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in light of our performance in 2009.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2009 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The affirmative vote of a majority of votes validly cast for or against the resolution is required for approval of the proposal.

As provided by the ARRA, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon our Board of Directors. In addition, pursuant to the ARRA, the shareholder vote may not be construed as overriding a decision by our Board of Directors, nor will it create or imply any additional fiduciary duty by our Board of Directors. Our Executive Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal 5: SHAREHOLDER PROPOSAL REGARDING POLICY PROHIBITING EMPLOYMENT DISCRIMINATION ON THE BASIS OF SEXUAL ORIENTATION AND GENDER IDENTITY

Patrick Doherty, on behalf of the Comptroller, City of New York, and the boards of Trustees of the New York City Fire Department Pension Fund and New York City Board of Education Retirement System, 1 Centre Street, New York, New York 10007-2341, has advised us that those boards of Trustees intend to present the following resolution at the annual meeting. Mr. Doherty has also informed us that the boards of Trustees are the beneficial owners of not less than $2,000 of the Company’s common shares. Information regarding the exact share ownership of the proponent is available from the Company at a shareholder’s request and without charge. In accordance with applicable proxy regulations, the proposed resolution and supporting statement that was submitted to us on behalf of the boards of Trustees are set forth below in the form in which we received it.

Statement of the Proposing Shareholder

Whereas: Zions Bancorporation does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of the Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that Zions Bancorporation amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Zions Bancorporation will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Statement of the Company’s Board of Directors

The Board believes this proposal is unnecessary and that our current policies and practices fully achieve the objectives of the proposal. The Company is an equal opportunity employer, is fully committed to complying with all applicable federal, state and local anti-discrimination and other laws and regulations, and has existing policies that seek to create a workplace free from discrimination and harassment of any kind. The Company has a zero tolerance policy for any conduct that is intended to or has the effect of creating an intimidating, hostile, or offensive work environment.

The Company’s written employment policies prohibit discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other legally protected status, and explicitly mirror the nondiscrimination categories of federal law. The written policies also require compliance with additional protections afforded by state and local laws where applicable. The Company’s employment policy provides, in part that:

The Company reaffirms its policy of providing Equal Employment Opportunity (EEO), by extending equal employment and advancement opportunities to all employees and applicants for employment, without regard to race, color, religion, age (40 and over), sex, pregnancy, gender, disability, national origin, ethnic background, citizenship, veteran status or any other characteristic protected by applicable law. This policy is established and administered in accordance with all applicable federal, state, and local laws.

State laws also prohibit discrimination and harassment based on certain protected characteristics. Some of the relevant state-protected characteristics include: marital status (Washington, Oregon and California); marriage to a co-employee (Colorado); sexual orientation (Washington, Nevada, California); expunged juvenile record (Oregon); genetic disorder, testing, or status (Oregon, Colorado, Utah, Nevada, California); nepotism, except in line of supervision (Oregon); medical condition (California); family care leave status (California); gender identity (California); and disability (California has a broader definition of disability than does federal law).

The Company’s nondiscrimination policy applies to all areas of its employment practices, including, hiring and recruitment, training, promotion, transfer, demotion, counseling and discipline, employee benefits, compensation, and termination of employment.

In addition, the Company is of the view that legislative bodies, rather than individual businesses, should determine the classes of persons that should be entitled to legal protection from discrimination and the manner in which such protections should be afforded. This is partly because the Company believes the political process is best suited for such determinations and partly because the Company does not believe it is appropriate for it, independently, to afford special status to some, but not all, classes that might be benefitted by special protection. For example, if a specific policy is adopted addressing sexual orientation and gender identity, should specific policies also be adopted with respect to obesity, marital status, single parenthood and other areas of concern? On what basis is the Company to single out some, but not all, concerned classes or to identify all classes that might be desirous of special protection? In addition, the Company notes that any company that expands the classes of persons to which it affords special, explicit protection will likely incur greater compliance costs and the risk of increased litigation, some of which may be frivolous or vexatious.

For the reasons discussed above, the Board believes that it should maintain its current approach of affording explicit protection from discrimination only to classes of persons entitled to such protection under applicable laws and regulations, while at the same time pursuing the general goal of maintaining a nondiscriminatory, inclusive, and non-hostile workplace.

If this shareholder proposal is properly proposed by a shareholder proponent at the Annual Meeting,

the Board unanimously recommends that shareholders

vote “AGAINST” the proposal.

If the proposal is properly proposed by a shareholder proponent at the Annual Meeting, the affirmative vote of a majority of votes validly cast for or against the proposal is required for its approval. Such approval would not, by itself, require the Board to adopt a policy prohibiting employment discrimination on the basis of sexual orientation or gender identity; however, if shareholders approve the proposal, the Board would consider adopting such a policy. If the proposal is not properly presented by a proponent at the Annual Meeting, it will not be voted upon.

Proposal 6: SHAREHOLDER PROPOSAL REGARDING POLICY FOR THE SEPARATION OF THE POSITIONS OF CHAIR OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Millicent Budhai, on behalf of the Comptroller, City of New York, and the boards of Trustees of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System & New York City Police Pension Fund, 1 Centre Street, New York, New York 10007-2341, has advised us that those boards of Trustees intend to present the following resolution at the annual meeting. Ms. Budhai has also informed us that the boards of Trustees are the beneficial owners of not less than $2,000 of the Company’s common shares. Information regarding the exact share ownership of the proponent is available from the Company at a shareholder’s request and without charge. In accordance with applicable proxy regulations, the proposed resolution and supporting statement submitted to us on behalf of the boards of Trustees are set forth below in the form we received it.

Statement of the Proposing Shareholder

Whereas: The Board of Directors of a company is meant to be an independent body, elected by, and accountable to, shareholders;

Whereas: The Board of Directors is charged by law with the duty, authority, and responsibility to formulate and direct corporate policies that serve the interests of the shareholders;

Whereas: The Chair of the Board of Directors is charged with overseeing the Board, with a central role in the Board’s selection, independent oversight, and evaluation of the company’s chief executive officer (CEO);

Whereas: In order to avoid conflict-of-interests, and to ensure the independent oversight of the CEO, the Chair of the Board of Directors should not be a current or former employee of the company;

RESOLVED: Shareholders request that the Board of Directors adopt a policy to separate the positions of Chair of the Board of Directors and CEO, and that the Chair of the Board of Directors shall be an independent director, who is not a former or current employee of the company. The policy should allow for departure under extraordinary circumstances, such as the unexpected resignation of the Chair.

The recent economic and banking crisis raises the issue of whether boards of directors are providing adequate and effective oversight of management, and protecting the interests of shareholders. The combination of the positions of Chair of the Board of Directors and CEO at a number of the weakened companies has given rise to deep concerns about whether the independent oversight of such boards was compromised by the influence of the CEOs.

While the management of the company is the purview of the CEO, the Board of Directors is obligated to independently oversee the CEO and management, and to protect the interests of the shareholders. Combining the positions of CEO and Chair of the Board of Directors potentially undermines the independence of the Board of Directors and creates the environment for negative impacts of conflicting interests. As companies move forward beyond the crisis, boards of directors need to be more vigilant and active in adopting, and ensuring compliance with, policies to avert events of such magnitude and impact.

The existence of the non-executive Chair of the Board of Directors is the norm in many countries outside the United States—over 79% of large British companies and all German and Dutch companies have split the positions (Millstein Center for Corporate Governance), and support for this reform is growing in the United

States. Approximately 73% of directors on boards with an independent chairperson believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors). More that 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).

Statement of the Company’s Board of Directors

The Board has considered this proposal and believes its adoption is unnecessary and not in the best interests of the Company or its shareholders.

Our Bylaws and Corporate Governance Guidelines permit but do not require the roles of Board Chairman and Chief Executive Officer to be filled by different individuals. This enables the Board to determine the best leadership structure for the Company from time to time as circumstances may change. As discussed in the section entitled “Board of Directors and Corporate Governance–Board Leadership Structure” above on pages 6 and 7, the Board recognizes that an alternative leadership structure in which the roles of Chairman and Chief Executive Officer are separated has been determined by other companies to be appropriate in their circumstances and that such an alternative structure may be appropriate for the Company in the future. As also discussed in that section, however, the Board believes that the Company and its shareholders are best served at the present time by having Mr. Harris Simmons hold the positions of both Chairman and Chief Executive Officer. The proposal, if adopted, would unnecessarily and unwisely restrict our Board’s ability to choose from time to time the best person to serve as Chairman based on the criteria the Board determines to be in the best interest of the Company and its shareholders.

In determining to combine the roles of Chairman and Chief Executive Officer, the Board also considered the potential negative aspects of such a structure, primarily the possibility that Board oversight and independence could be diminished. As discussed in more detail in the section entitled “Board Leadership Structure,” the Board believes this concern is mitigated by the following factors:

•	We have a Presiding Director who shares many responsibilities with the Chairman and helps ensure independent input and involvement by directors.

•	Eight of our ten directors are independent.

•	Our key Audit, Executive Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors.

•	Independent directors meet regularly in executive session.

Our Board’s current structure of combining the positions of Chairman and Chief Executive Officer is consistent with practices at 61% of the S&P 500 companies, according to the publicly available Spencer Stuart US Board Index 2008 (released November 2008) available at spencerstuart.com. U.S. companies have historically followed a model in which the chief executive officer also serves as chairman of the board. This model has succeeded because it makes clear that the chief executive officer and chairman is responsible for managing the corporation’s business, under the oversight and review of the corporation’s board. This structure also enables the chief executive officer to act as a bridge between management and the board, helping both to act with a common purpose.

In summary, the Board opposes this proposal because it eliminates the Board’s ability to exercise its business judgment and select a chair based on the Company’s particular needs at the time of the decision, and because the Board believes the Company already receives substantial oversight from its current board structure and its independent directors.

If this shareholder proposal is properly proposed by a shareholder proponent at the Annual Meeting,

the Board unanimously recommends that shareholders

vote “AGAINST” the proposal.

If the proposal is properly proposed by a shareholder proponent at the Annual Meeting, the affirmative vote of a majority of votes validly cast for or against the proposal is required for its approval. Such approval would not, by itself, require the Board to adopt a policy regarding the separation of the positions of Chair and CEO; however, if shareholders approve the proposal, the Board would consider adopting a policy. If the proposal is not properly presented by a proponent at the Annual Meeting, it will not be voted upon.

Proposal 7: SHAREHOLDER PROPOSAL REGARDING AN ANNUAL ADVISORY (NONBINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, has advised us that he intends to present the following resolution at the Annual Meeting. Mr. Armstrong has informed us that he is the beneficial owner of approximately 877 common shares. In accordance with applicable proxy regulations, the proposed resolution and supporting statement are set forth below in the form that we received it:

Statement of the Proposing Shareholder

RESOLUTION

That the shareholders of ZIONS BANCORPORATION request its Board of Directors to adopt a policy that provides shareholders the opportunity at each annual meeting to vote on an advisory resolution, prepared by management, to ratify the compensation of named-executive officers listed in the proxy statement’s Summary Compensation Table.

The proposal submitted to shareholders should clearly state that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officer.

As a shareholder, I am concerned about the levels of compensation afforded our top management at times when lower earnings have cause the reduction of shareholders’ dividend to just a penny a share.

The following table summarizes compensation paid our executives:

	2008	2007	2006	2004
Harris H. Simmons	$1,718,055	$1,698,239	$2,296,100	$1,489,955

Doyle L. Arnold	1,278,429	1,570,494	1,503,874	701,060

Paul Murphy	2,311,493	1,983,627	1,813,025

Scott McLean	1,661,036	1,470,650	1,372,217

A. Scott Anderson	1,445,242	1,409,262		782,211

The fall-out of the “off balance sheet” “Lockhart Funding” continues but our directors do not seem to recoup or “clawback” any past compensation or bonuses. “TIME IS THE TEST OF VALUE?” and it appears directors are rewarding poor performance.

In the forty-six pages of discussion on compensation in the proxy statement, it lists Semler Brossy, LLC as the independent compensation consultant and the peer banks used in its comparisons of compensation.

As noted by former CEO Jerry Levin of Time Warner, “I think it is time to relook at exactly how CEOs are paid.” He blasted compensation consultants for making salary decisions based on “another CEO who may not be worth the $10,000,000 he or she is getting.”

Page 14 of last year’s proxy statement defines the “Compensation Philosophy” which states:

“to attract and retain talented and experienced executives…” and,

“motivate and reward executives whose knowledge, skills and performance are critical to our success.”

The Proponent believes this system is broken!

In addition to salaries and bonuses, Zions’ compensation plans include:

—Value Sharing Plan

—Equity-based Awards

—Stock Options

—Restricted Stock Awards

—Supplemental Executive retirement

—Deferred Compensation

—401(k) Plans

—Excess Benefit Plan

—Perquisites and Personal Benefits

—Nonqualified Deferred Compensation

—Employee Stock Option Appreciation Rights

—Golden Parachutes

—The Special Severance Plan

—“Gross-Ups” for tax payments

—Restricted Stock and Performance Shares

—Dividend Equivalent Units

“There is no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library http:www.thecorporatelibrary.com, an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Nell Minow, of The Corporate Library, added: “If the board can’t get the executive compensation right, it’s been shown it won’t get anything else right either.”

The proponent believes that “enough is enough” and that at ZIONS “enough has become too much” and would like to vote on the issue. If you agree, please vote “FOR” this proposal.

Statement of the Company’s Board of Directors

The Board believes that the structure and amount of compensation paid to our senior executives is a legitimate and important matter of concern to shareholders, and that our shareholders’ views on compensation should be taken into account by the Board and management in structuring our compensation programs and in determining the amounts of compensation to be paid to our senior executives.

Because shareholders and government regulatory agencies have become more concerned about compensation issues in light of recent economic conditions, the Board acted to modify its Corporate Governance Guidelines and the Executive Compensation Committee Charter to provide for a more formal process by which major shareholders may communicate their views about compensation to the Board and management. Under the new guidelines, major shareholders are encouraged to communicate with the Chairman of the Executive Compensation Committee regarding any concerns or suggestions they have regarding the compensation of senior executives. The Executive Compensation Committee Charter has been amended to provide that one of the functions of the Committee is to evaluate concerns of shareholders regarding executive compensation.

Notwithstanding the importance of compensation issues, the Board does not believe shareholders should vote in favor of the proposed policy of submitting the compensation of our named executive officers to a nonbinding shareholder vote for ratification, a policy commonly known as a “say on pay” policy, for the reasons discussed below.

As a participant in the United States Treasury Department’s TARP Capital Purchase Program, we are required under current SEC rules to submit the compensation of our senior executive officers to our shareholders for ratification (see Proposal 4, at page 49). Because we are now required by law to do what would be required by the proponent’s “say on pay” policy, the Board believes the adoption of the proponent’s policy at this time would be redundant and have no benefit to either us or our shareholders.

Even if we were not subject to SEC rules requiring us to submit the compensation of our senior executive officers to our shareholders for ratification, the Board does not believe our executive compensation practices would benefit meaningfully from “say on pay” votes.

•

The Board believes that our compensation policies and practices are, to the extent permitted by Treasury Department regulations binding on participants in the TARP CPP, performance-based and prudent, and that they result in compensation that is reasonable and affected by our long-term performance. As discussed in the section entitled “Compensation Discussion and Analysis—Overview of 2009 Compensation,” our compensation programs have operated in accordance with our compensation philosophy and design, with the result that executive compensation was reduced substantially in 2009 in line with our performance during that fiscal year. Accordingly, the Board believes there is no compelling need for formal shareholder “oversight.”

•

Advocates of advisory votes assert that “say on pay” policies yield shareholder feedback that would assist a board in ascertaining shareholder sentiment. Given our existing feedback mechanisms and the ability of our shareholders to communicate with the Chairman of the Executive Compensation Committee, our Board does not believe an advisory vote on our senior executives’ compensation would yield clearer, more actionable information than is already available. A simple up or down vote on compensation matters by shareholders (which is all the proposal would require) would likely provide little useful guidance about the driving force behind the vote. It would, for example, be difficult to discern whether the drivers of the vote were long-term or short-term investors—who may well have different perspectives on compensation philosophy—or whether the vote was motivated by one aspect of compensation or another, or compensation for one executive or another, or on an entire compensation package for the entire executive team. Understanding these drivers is, of course, critical to evaluating the vote on the compensation and formulating an appropriate response. The Board believes the best and only real way to develop that understanding is the process of dialogue that we currently have in place. Complicating factors include the following:

¡

the government’s regulation of our executive compensation practices prevents us from designing pay in the manner we believe is most effective, which would make it difficult for us to ascertain whether a “no” vote reflects shareholder dissatisfaction with governmental requirements or dissatisfaction with other factors;

¡

the four-pronged nature of our historic executive compensation structure—which involves fixed salary, subjectively determined annual bonuses, multi-year performance compensation, and equity—would make it difficult to determine how to respond to a “no” vote on ratification;

¡	our multi-year performance plans, or Value Sharing Plans—which cover multiple years but which are paid out only after the multi-year period—would be difficult for shareholders to assess (for example, confusion could arise if there was poor performance in the reported year of payment but good performance over the plan’s multi-year duration);

¡

the complexity of the “Summary Compensation Table” and other compensation data contained in the Proxy Statement—which is what shareholders would be asked to ratify—makes it difficult to determine how to respond to a “no” vote on ratification (for example, regarding share option compensation “received” by an executive in a year, the proxy statement covering that year separately discloses the following: the number of option shares granted in that year; the theoretical grant value of the stock options granted that year; and the actual value realized on grants made in any prior year and exercised in the covered year);

¡

the contractual nature of certain aspects of our compensation arrangements (such as the employment agreements that covered certain of our Amegy Bank subsidiary officers), make it legally or practically impossible for us to withhold payment, even if payment under the contract could lead to a “no” vote; and

¡	the normal complexities relating to compensation, such as external competitive and internal equity factors.

•

We have adopted corporate governance standards that ensure Board accountability for the decisions the Board makes, including compensation decisions. These standards include our compensation-related Corporate Governance Policy, majority voting for directors and declassification of the Board. Majority voting and board declassification enable shareholders to express dissatisfaction with executive compensation in connection with the reelection of directors, including those serving on the Executive Compensation Committee.

Finally, the Board believes the proponent’s statement in support of the proposal is inaccurate and misleading in several material respects:

•

Data drawn from compensation information contained in our proxy statements covering 2004 compensation, on the one hand, and subsequent years’ compensation, on the other hand, is, without adjustment, misleading because of significant changes in the SEC’s executive compensation disclosure rules during those periods. For example, the data for 2006, 2007 and 2008 includes the accounting value of equity awards in total compensation, whereas the 2004 data includes only information with respect to number of shares granted. Moreover, 2006 through 2008 total compensation includes changes in pension value and nonqualified deferred compensation earnings, whereas 2004 data does not include these amounts. Because 2004 information does not include the value of equity grants or amounts related to pensions and nonqualified deferred compensation, in order for the comparison amounts to be valid, these amounts should be excluded from the 2006 through 2008 total compensation amounts. This would reduce substantially the compensation of the executives identified by the proponent as follows:

¡

Harris Simmons—2009 total adjusted compensation of $884,000, instead of the $1,373,352 shown (a reduction of $488,552); 2008 total adjusted compensation of $1,024,380 instead of the $1,718,055 shown (a reduction of $693,675); 2007 total adjusted compensation of $941,018 instead of the $1,698,239 shown (a reduction of $755,221); 2006 total adjusted compensation of $1,567,810 instead of the $2,296,100 shown (a reduction of $728,290);

¡

Doyle Arnold—2009 total adjusted compensation of $551,800, instead of the $919,451 shown (a reduction of $367,651); 2008 total adjusted compensation of $628,095 instead of the $1,278,429 shown (a reduction of $650,334); 2007 total adjusted compensation of $1,019,247 instead of the $1,570,494 shown (a reduction of $551,247); 2006 total adjusted compensation of $984,629 instead of the $1,503,874 shown (a reduction of $519,245);

¡	Paul Murphy—2009 total adjusted compensation of $561,388, instead of the $833,380 shown (a reduction of $271,992); 2008 total adjusted compensation of $1,530,835 instead of the

$2,311,493 shown (a reduction of $780,658); 2007 total adjusted compensation of $1,566,618 instead of the $1,983,622 shown (a reduction of $417,004); 2006 total adjusted compensation of $1,546,250 instead of the $1,813,025 shown (a reduction of $266,775);

¡

Scott McLean—2008 total adjusted compensation of $1,199,403 instead of the $1,661,036 shown (a reduction of $461,633); 2007 total adjusted compensation of $1,214,647 instead of the $1,470,650 shown (a reduction of $256,003); 2006 total adjusted compensation of $1,203,364 instead of the $1,372,217 shown (a reduction of $168,853); and

¡

Scott Anderson—2009 total adjusted compensation of $569,244, instead of the $877,256 shown (a reduction of $308,012); 2008 total adjusted compensation of $985,514 instead of the $1,445,242 shown (a reduction of $459,729); 2007 total adjusted compensation of $979,862 instead of the $1,409,265 shown (a reduction of $429,400).

•

The proponent suggests that the identified executives received excessive compensation that was inappropriate because of our poor financial performance. However, our performance was strong through 2006 and we were profitable in 2007. Thus, the compensation received by the identified individuals for 2006 and 2007 was supported by positive performance. On the other hand, the deterioration of our financial performance in 2008 and through 2009 led to decreased levels of executive compensation in 2009. As discussed elsewhere in this Proxy Statement, the total compensation of each of our NEOs, including Messrs. Simmons and Arnold, for fiscal year 2009 decreased substantially from 2008, 2007 and 2006 levels as a result of our poor performance. Indeed, for Messrs. Simmons, Arnold and Anderson, the only NEOs for whom 2004 proxy compensation information is available, their 2009 total adjusted compensation was substantially less than their 2004 compensation.

•

The proponent’s supporting statement omits information that is necessary to understand the context of the compensation levels. For example, Mr. Murphy and Mr. McLean were retained upon our acquisition of Amegy Bancorporation, Inc. and their compensation for 2006 through 2008 in large measure reflects amounts contractually agreed to in connection with the acquisition. Moreover, $132,234 and $66,117 of Mr. Murphy’s and Mr. McLean’s total compensation for 2008 reflects the accounting value of performance stock awards granted to them in that year. Due to Mr. Murphy’s resignation as CEO of Amegy Bank, he will not realize any value from his award. Due to Amegy Bank’s performance, it is doubtful whether Mr. McLean will be able to realize value from his award.

Thus, although the proponent argues that his data evidence compensation arrangements that are “broken,” we believe that the compensation of our senior executives has been reasonable and justified in light of Company performance.

•

As noted in this Proxy Statement, Mr. Simmons’ total compensation for 2009 was less than that of the CEO of each banking organization in our Custom Peer Group and, as noted in the proxy statement for our 2009 annual meeting, Mr. Simmons’ 2008 compensation was below the 25th percentile of the Custom Peer Group.

•	The total compensation of each of our NEOs declined substantially for 2009, as compared to 2008.

•	The total compensation of each of our NEOs for 2009 was less than the officer’s total compensation in 2006.

•

Mr. Simmons’ total compensation for 2009 was less than his total compensation for 2004 (even though the 2004 total compensation, calculated in accordance with then applicable SEC disclosure rules, omits substantial amounts of compensation included under the SEC disclosure rules applicable for 2009).

The Company believes it is grossly unfair and misleading to characterize changes in our compensation levels during the periods shown in the proponent’s chart as excessive.

If this shareholder proposal is properly proposed by a shareholder proponent at the Annual Meeting,

the Board unanimously recommends that shareholders

vote “AGAINST” the proposal.

If the proposal is properly proposed by a shareholder proponent at the Annual Meeting, the affirmative vote of a majority of votes validly cast for or against the proposal is required for its approval. That approval would not, by itself, require the Board to adopt a “say on pay” policy; however, if shareholders approve the proposal, the Board would consider adopting a “say on pay” policy. If the proposal is not properly presented by a proponent at the Annual Meeting, it will not be voted upon.

The proponent proposed a similar “say on pay” proposal, which was included in our proxy statement for our 2009 annual meeting of shareholders and which was included as part of the agenda at that meeting. The proponent’s 2009 proposal received approval from 20.89% of the shares eligible to vote at the 2009 annual meeting.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2009, and 2008.

Audit Fees

Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such fees include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2009, and 2008 totaled approximately $3.51 million and $3.16 million, respectively.

Audit-Related Fees

Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions and certain agreed-upon procedures and compliance engagements. The aggregate audit-related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2009, and 2008 totaled approximately $1.01 million and $0.88 million, respectively.

Tax Fees

Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2009, and 2008 totaled approximately $0.09 million and $0.01 million, respectively.

All Other Fees

All other fees billed by Ernst & Young LLP, which include general consulting fees and other miscellaneous fees, aggregated approximately $0.01 million for each of the years ended December 31, 2009, and 2008.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval by it of all audit, audit-related, tax services and all other services performed by the independent registered public accounting firm. There were no services or fees in 2009 or 2008 that were not approved in advance by the Audit Committee under these policies or procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in their ownership with the SEC. Our Corporate Secretary acts as a compliance officer for such filings of our officers and directors, and prepares reports for such persons based on information supplied by them. Based solely on its review of such information, we believe that for the period from January 1, 2009, through December 31, 2009, our officers and directors were in compliance with all applicable filing requirements, except that Messrs. Heaney, Porter, Quinn, L.E. Simmons and Wheelwright filed one late report on shares purchased through a deferred compensation program, and Mr. Dent and Ms. Linardakis filed one late report on shares gifted (each due to a Company oversight).

OTHER BUSINESS

Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder, or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders, must be delivered to our Secretary at least 120 days but not more than 150 days prior to the date our proxy statement is released to our shareholders in connection with the annual meeting for the preceding year. We must receive proposals from our shareholders on or before December 17, 2010, in order to have such proposals evaluated for inclusion in the proxy materials relating to our 2011 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.

The notice of a proposal must contain the following items:

•	the shareholder’s name, address, and share ownership of the Company;

•	the text of the proposal to be presented;

•	a brief written statement of the reasons why such shareholder favors the proposal; and any material interest of such shareholder in the proposal.

The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	the shareholder’s name, address, and share ownership of the Company;

•	the name of the person to be nominated;

•	the name, age, business address, residential address, and principal occupation or employment of each nominee;

•	the nominee’s signed consent to serve as a director of the Company, if elected;

•	the number of shares of the Company owned by each nominee;

•	a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made; and

•	such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of our Bylaws specifying the requirements will be furnished to any shareholder upon written request to our Corporate Secretary.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders interested in communicating directly with the Presiding Director, the Chairman of our Executive Compensation Committee, or with our directors as a group, or persons interested in communicating complaints concerning accounting, internal controls, or auditing matters to our Audit Committee, may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 15th Floor, Salt Lake City, Utah 84133-1109. Our Board of Directors has approved a formalized process for handling letters we receive that are addressed to members of the Board. Under that process, our Corporate Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include an internal “hot line” to our outside counsel that is available to employees for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice of Internet Availability of Proxy Materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801)  844-7545.

VOTING THROUGH THE INTERNET OR BY TELEPHONE

Our shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder. To vote by telephone, call toll free 1-800-690-6903 and follow the instructions provided by the recorded message. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secure Web site. To vote by telephone or Online you will need the control number provided on the Notice of Internet Availability of Proxy Materials that will be sent to you on or about April 16, 2010.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Company’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2009.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN STREET, 15th FLOOR, SALT LAKE CITY, UTAH 84133-1109.

APPENDIX I

AMENDMENT TO THE

RESTATED ARTICLES OF INCORPORATION

OF

ZIONS BANCORPORATION

Section 1 of Article VIII of the Restated Articles of Incorporation of the Corporation will be amended to read in its entirety as follows if Proposal 2 is approved:

ARTICLE VIII

Section 1. Authorized Shares. The aggregate number of shares of capital stock which this Corporation shall have authority to issue is 354,400,000, divided into two classes as follows:

(A)	350,000,000 shares of Common Stock, without par value, which shares shall be entitled to one vote per share; and

(B)	4,400,000 shares of Preferred Stock, without par value.

The Board of Directors of this Corporation is expressly vested with the authority to determine, with respect to any class of Preferred Stock, the dividend rights (including rights as to cumulative, noncumulative or partially cumulative dividends) and preferences, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any such class of Preferred Stock. As to any series of Preferred Stock, the Board of Directors is authorized to determine the number of shares constituting such series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

The Board of Directors of this Corporation is expressly vested with the authority to divide the above-described class of Preferred Stock into series and to fix and determine the variations in the relative rights and preferences of the shares of Preferred Stock of any series so established, including, without limitation, the following:

(i)	the rate of dividend;

(ii)	the price at and the terms and conditions on which shares may be redeemed;

(iii)	the amount payable upon shares in event of involuntary liquidation;

(iv)	the amount payable upon shares in event of voluntary liquidation;

(v)	sinking fund provisions for the redemption or purchase of shares;

(vi)	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

(vii)	such other variations in the relative rights and preferences of such shares which at the time of the establishment of such series are not prohibited by law.

ZIONS BANCORPORATION – ONE SOUTH MAIN STREET, 15th FLOOR – SALT LAKE CITY, UTAH 84133-1109

(801) 524-4787

www.zionsbancorporation.com

ZIONS BANCORPORATION

ONE SOUTH MAIN STREET, 15th FLOOR SALT LAKE CITY, UT 84133-1109

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2 1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors For Against Abstain

a Roger B. Porter

b L. E. Simmons

c Steven C. Wheelwright

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2. Approval of amendment to the Company’s Restated Articles of Incorporation to increase number of authorized shares.

3. Ratification of the appointment of Ernst & Young LLP as the Company’s Independent Auditor.

4. Approval, on a nonbinding advisory basis, of the compensation paid to the company’s executive officers named in the proxy statement with respect to the fiscal year ended December 31st, 2009.

The Board of Directors recommends you vote AGAINST the following proposal(s): For Against Abstain

5. Shareholder proposal - that the Board adopt a policy prohibiting employment discrimination based on sexual orientation or gender identity.

6. Shareholder proposal - that the Board adopt a policy to separate the positions of Chairman of the Board and CEO.

7. Shareholder proposal - that the Board adopt ‘Say on Pay’ policy.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX]

Date

JOB #

Signature (Joint Owners)

Date

SHARES CUSIP # SEQUENCE #

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0000060896_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

ZIONS BANCORPORATION

This proxy is solicited by the Board of Directors Annual meeting of Shareholders

The shareholder(s) hereby appoint(s) A. Scott Anderson, Doyle L. Arnold and Gerald J. Dent or any of them, with full power of substitution, the lawful attorneys and proxies of the shareholder(s), to vote all of the shares held by the shareholder(s) in Zions Bancorporation that the shareholder(s) would be entitled to cast if personally present at the Annual Shareholders’ Meeting to be held on May 28, 2010 and at all adjournments or postponements thereof upon the matters listed on the reverse side as described in the Proxy Statement.

UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR AMENDMENT OF THE COMPANY’S RESTATED ARTICLES OF INCORPORATION; FOR RATIFICATION OF THE INDEPENDENT AUDITORS; AND OTHERWISE IN THE DISCRETION OF ANY OF THE APPOINTEES AS PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

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